                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                 April 21, 1999
                ------------------------------------------------
                Date of Report (Date of earliest event reported)

                             AMKOR TECHNOLOGY, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)

           0-29472                                      23-1722724
    ---------------------                  ------------------------------------
    (Commission File No.)                  (IRS Employer Identification Number)

                              1345 Enterprise Drive
                             West Chester, PA 19380
                                 (610) 431-9600

                    ----------------------------------------
                    (Address of Principal Executive Offices)

          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Disclosure Regarding Forward-Looking Statements

    This report contains forward-looking statements that involve risks and uncertainties. You may find these statements in Item 2 under the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operation," or by the use of forward-looking terminology such as "believe," "expect," "anticipate," "estimate," "plan," "project," "may," "will" or other similar words. We have based these forward-looking statements on our own information and on information from other sources that we believe are reliable. Our actual results may differ materially from those expressed or implied by these forward-looking statements as a result of risk factors and other factors noted throughout this offering memorandum. Given this level of uncertainty, you should not place undue reliance on such forward-looking statements.

Use of Certain Terms

    All references in this report to "Amkor," "we," "us," "our" or the "company" are to Amkor Technology, Inc. and its subsidiaries. We refer to the acquisition of the Kwangju Packaging Business ("K4"), a semiconductor packaging and test factory, from Anam Semiconductor, Inc. ("ASI") as the "Acquisition." We refer to the Republic of Korea, which is also commonly known as South Korea, as "Korea." Reference to "won" or W are to the currency of Korea. We refer to the Acquisition and the financing of the Acquisition by incurring debt as the "Transaction."

Item 2. ACQUISITION OR DISPOSITION OF ASSETS

                             THE ACQUISITION OF K4

    We have entered into an asset purchase agreement with ASI to purchase the assets of K4, excluding cash and cash equivalents, notes and accounts receivables, intercompany accounts and existing claims against third parties. The purchase price for K4 is $575.0 million, plus the assumption of up to $7.0 million of employee benefit liabilities. We intend to use debt financing to pay the purchase price for K4. We currently expect to consummate the Acquisition on or about May 13, 1999. The asset purchase agreement for the Acquisition is exhibit 2.1 to this report.

    Located in Kwangju, Korea, K4 is situated on approximately 100 acres and currently consists of a 1,000,000 square foot facility, including 782,000 square feet of manufacturing and administrative space. Opened in 1996, K4 has been ramping up production throughout 1997 and 1998 and provides packaging and test services for many of our most advanced packages. In addition, the K4 site has the infrastructure in place to accommodate four pre-configured modules for a total of 1.6 million square feet of incremental capacity.

    In connection with the Acquisition, we will enter into a Transition Services Agreement with ASI. Pursuant to this agreement, ASI will continue to provide many of the same services at K4 that it had provided prior to the Acquisition, including human resources, accounting and general administrative services and customer services.

    We will also enter into an Intellectual Property License Agreement with ASI that will become effective upon the closing of the Acquisition. Pursuant to this agreement, ASI will transfer certain patents to us and will license certain intellectual property rights to us under an exclusive, fully paid, perpetual license. We will license these patents and these other rights to ASI on a non-exclusive basis.

    In connection with the Acquisition, we formed a special committee of our Board of Directors consisting of the five non-employee members of our Board of Directors. This special committee has the authority to review and approve the Acquisition. In connection with the Acquisition, the special committee hired financial and legal advisors. This special committee has received a fairness opinion from its financial advisor and has approved the Acquisition.

         SELECTED CONSOLIDATED FINANCIAL DATA OF AMKOR TECHNOLOGY, INC.

    We have derived the selected consolidated financial data of Amkor Technology, Inc. presented below for, and as of the end of, each of the years in the five-year period ended December 31, 1998 from our consolidated financial statements. You should read the selected consolidated financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto, included elsewhere in this report.

                                                                                 YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------------------
                                                                1994        1995         1996          1997          1998
                                                              --------    --------    ----------    ----------    ----------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
  Net revenues..............................................  $572,918    $932,382    $1,171,001    $1,455,761    $1,567,983
  Cost of revenues -- including purchases from ASI..........   514,648     783,335     1,022,078     1,242,669     1,307,150
                                                              --------    --------    ----------    ----------    ----------
  Gross profit..............................................    58,270     149,047       148,923       213,092       260,833
                                                              --------    --------    ----------    ----------    ----------
  Operating expenses:
    Selling, general and administrative.....................    41,337      55,459        66,625       103,726       119,846
    Research and development................................     3,090       8,733        10,930         8,525         8,251
                                                              --------    --------    ----------    ----------    ----------
        Total operating expenses............................    44,427      64,192        77,555       112,251       128,097
                                                              --------    --------    ----------    ----------    ----------
  Operating income..........................................    13,843      84,855        71,368       100,841       132,736
                                                              --------    --------    ----------    ----------    ----------
  Other (income) expense:
    Interest expense, net...................................     5,752       9,797        22,245        32,241        18,005
    Foreign currency (gain) loss............................    (4,865)      1,512         2,961          (835)        4,493
    Other (income) expense, net.............................      (877)      6,523         3,150         8,429         9,503
                                                              --------    --------    ----------    ----------    ----------
      Total other (income) expense..........................        10      17,832        28,356        39,835        32,001
                                                              --------    --------    ----------    ----------    ----------
  Income before income taxes, equity in income (loss) of ASI
    and minority interest...................................    13,833      67,023        43,012        61,006       100,735
  Provision for income taxes................................     2,977       6,384         7,876         7,078        24,716
  Equity in income (loss) of ASI(a).........................     1,762       2,808        (1,266)      (17,291)           --
  Minority interest(b)......................................     1,044       1,515           948        (6,644)          559
                                                              --------    --------    ----------    ----------    ----------
  Net income................................................  $ 11,574    $ 61,932    $   32,922    $   43,281    $   75,460
                                                              ========    ========    ==========    ==========    ==========
  Basic net income per common share(c)......................  $    .14    $    .75    $      .40    $      .52    $      .71
                                                              ========    ========    ==========    ==========    ==========
  Diluted net income per common share(c)....................  $    .14    $    .75    $      .40    $      .52    $      .70
                                                              ========    ========    ==========    ==========    ==========
PRO FORMA DATA (UNAUDITED):
  Historical income before income taxes, equity in income
    (loss) of ASI and minority interest.....................  $ 13,833    $ 67,023    $   43,012    $   61,006    $  100,735
  Pro forma provision for income taxes(d)...................     3,177      16,784        10,776        10,691        29,216
                                                              --------    --------    ----------    ----------    ----------
  Pro forma income before equity in income (loss) of ASI and
    minority interest(d)....................................    10,656      50,239        32,236        50,315        71,519
  Historical equity in income (loss) of ASI.................     1,762       2,808        (1,266)      (17,291)           --
  Historical minority interest..............................     1,044       1,515           948        (6,644)          559
                                                              --------    --------    ----------    ----------    ----------
  Pro forma net income(d)...................................  $ 11,374    $ 51,532    $   30,022    $   39,668    $   70,960
                                                              ========    ========    ==========    ==========    ==========
  Basic pro forma net income per common share(c)(d).........  $    .14    $    .62    $      .36    $      .48    $      .67
                                                              ========    ========    ==========    ==========    ==========
  Diluted pro forma net income per common share(c)(d).......  $    .14    $    .62    $      .36    $      .48    $      .66
                                                              ========    ========    ==========    ==========    ==========
OTHER FINANCIAL DATA:
  EBITDA(e).................................................  $ 29,332    $104,946    $  126,043    $  174,276    $  242,472
  Depreciation and amortization.............................    14,612      26,614        57,825        81,864       119,239
  Capital expenditures......................................    68,926     123,645       185,112       178,990       107,889
  Ratio of earnings to fixed charges(f).....................      2.0x        4.6x          2.4x          2.5x          4.4x

                                                                           DECEMBER 31,
                                                    ----------------------------------------------------------
                                                      1994        1995        1996        1997         1998
                                                    --------    --------    --------    --------    ----------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and cash equivalents.........................  $114,930    $ 91,151    $ 49,664    $ 90,917    $  227,587
Working capital (deficit).........................   134,798     111,192      36,785     (38,219)      191,383
Total assets......................................   426,522     626,379     804,864     855,592     1,003,597
Total long-term debt..............................   273,908     326,422     402,338     346,710       221,846
Total debt, including short-term borrowings and
  current portion of long-term debt...............   326,434     411,542     594,151     514,027       260,503
Stockholders' equity..............................     9,617      45,289      45,812      90,875       490,361

---------------------------
(a) We disposed of our interest in ASI in February 1998. In 1997, we recognized a loss of $17,291 resulting principally from the impairment of value of our investment in ASI, which we sold in February 1998.

(b) Represents ASI's 40% interest in the earnings of Amkor/Anam Pilipinas, Inc. ("AAP"), one of our subsidiaries in the Philippines. We purchased ASI's interest in AAP with a portion of the proceeds from our initial public offering in May 1998.

(c) We used 82,610 shares of common stock and common stock equivalents to compute both basic and diluted net income per common share for the years ended December 31, 1994, 1995, 1996 and 1997. We used 106,221 shares of common stock and 116,596 shares of common stock and common stock equivalents to compute basic and diluted net income per common share, respectively, for the year ended December 31, 1998.

(d) Prior to our reorganization in April 1998, our predecessor, AEI, elected to be taxed as an S Corporation under the Internal Revenue Code of 1986 and comparable state tax laws. Accordingly, AEI did not recognize any provision for federal income tax expense during the periods presented. The pro forma provision for income taxes reflects the U.S. federal income taxes that would have been recorded if AEI had been a C Corporation during these periods.

(e) We have calculated EBITDA by adding: (1) income before income taxes, equity in income (loss) of ASI and minority interest, (2) foreign currency (gain) loss, (3) interest expense, net and (4) depreciation and amortization. We have included data concerning EBITDA because we understand that investors use it to provide information regarding our historical ability to service debt. EBITDA is not determined in accordance with U.S. GAAP. EBITDA is not indicative of cash flows from operating activities, and you should not consider EBITDA in isolation, or as an alternative to, or more meaningful than, measures of performance determined in accordance with U.S. GAAP. In addition, EBITDA, as defined here, may not be comparable to similarly titled measures used by other companies.

(f) We have calculated the ratio of earnings to fixed charges by dividing: (1) the sum of (a) income (loss) before income taxes, equity in income (loss) of ASI and minority interest less (b) undistributed earnings in subsidiaries of which we own less than 50% plus (c) fixed charges by (2) fixed charges. Fixed charges consist of interest expense plus one-third of rental expense. We believe that one-third of rental expense is representative of the interest factor of rental payments under our operating leases.

                    SELECTED HISTORICAL FINANCIAL DATA OF K4

    The following table sets forth the selected historical income statement and other financial data of K4 determined in accordance with U.S. GAAP. We have derived the selected historical financial data of K4 presented below for each of the years in the four-year period ended December 31, 1998 and as of the end of each of the years in the three-year period ended December 31, 1998 from the audited financial statements of K4. Samil Accounting Corporation, independent public accountants, has audited the financial statements as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998. Their report thereon, together with such audited financial statements and the notes thereto, are included elsewhere in this report. We have derived the historical financial data of K4 presented below as of December 31, 1996 and for the year ended December 31, 1995 from the financial statements of K4, which are not presented herein.

    You should read the following table in conjunction with "Unaudited Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements of K4 and the notes thereto, included elsewhere in this report.

                                                                          YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------------
                                                                1995        1996         1997         1998
                                                              --------    ---------    ---------    ---------
                                                                              (IN THOUSANDS)
INCOME STATEMENT DATA(A):
Net revenues(b).............................................  $     --    $     274    $  50,882    $  90,986
Cost of revenues............................................        --       10,655       55,389       77,790
                                                              --------    ---------    ---------    ---------
Gross profit (loss).........................................        --      (10,381)      (4,507)      13,196
                                                              --------    ---------    ---------    ---------
Operating expenses:
  Selling, general and administrative(c)....................       191        3,879        8,241        7,200
  Research and development(c)...............................        --        1,099        1,491        1,166
                                                              --------    ---------    ---------    ---------
    Total operating expenses................................       191        4,978        9,732        8,366
                                                              --------    ---------    ---------    ---------
Operating income (loss).....................................      (191)     (15,359)     (14,239)       4,830
                                                              --------    ---------    ---------    ---------
Other (income) expense:
  Interest expense, net(d)..................................     3,593       38,022       29,577       44,051
  Foreign currency (gain) loss(e)...........................      (725)      (7,234)    (109,216)      55,205
  Other (income) expense, net...............................        (2)         216          176         (271)
                                                              --------    ---------    ---------    ---------
    Total other (income) expense............................     2,866       31,004      (79,463)      98,985
                                                              --------    ---------    ---------    ---------
Income (loss) before income taxes...........................    (3,057)     (46,363)      65,224      (94,155)
Provision for (benefit from) income taxes...................      (179)      (2,176)       2,364           --
                                                              --------    ---------    ---------    ---------
Net income (loss)...........................................  $ (2,878)   $ (44,187)   $  62,860    $ (94,155)
                                                              ========    =========    =========    =========
OTHER FINANCIAL DATA:
EBITDA(f)...................................................  $   (189)   $  (8,164)   $  12,130    $  47,875
Depreciation and amortization...............................        --        7,411       26,545       42,774
Capital expenditures........................................     8,449      288,153      131,767       26,996
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit)(g)................................              $(164,143)   $(281,274)   $(301,276)
Total assets................................................                552,899      519,467      479,918
Long-term debt, including current maturities(h).............                254,360      210,753      203,913
Total debt, including short-term borrowings and current
  maturities of long-term debt(h)...........................                509,931      458,328      481,875
Net assets (liabilities)....................................                (16,158)      21,794      (24,232)

---------------------------
(a) Construction of K4 began in 1995. K4 commenced operations in late September 1996 and ramped up its capacity in 1997 and 1998. As a result, we believe that the income statement data are not comparable among years.

(b) Substantially all of K4's net revenues represent processing charges that we have paid to ASI for services performed for us at K4 under our supply agreements. Because we currently sell substantially all of K4's services, the net revenues from the sale of K4's services to our customers are already reflected in our historical net revenues.

(c) Represents expenses of ASI not directly attributable to K4 that ASI allocated to K4 based upon certain assumptions deemed reasonable by ASI's management.

(d) Represents: (1) interest expense, net on debt directly attributable to K4 and (2) interest expense, net on debt of ASI not directly attributable to K4, which ASI allocated to K4 based on assumptions deemed reasonable by ASI's management.

(e) The foreign currency gain in 1997 and foreign loss in 1998 are primarily attributable to the effects of fluctuations in the Korean won relative to the U.S. dollar on Korean won denominated debt and on foreign currency forward contracts.

(f) We have calculated EBITDA by adding: (1) income (loss) before income taxes,
    (2) foreign currency (gain) loss, (3) interest expense, net and (4) depreciation and amortization. We have included data concerning EBITDA because we understand that investors use it to provide information regarding our historical ability to service debt. EBITDA is not determined in accordance with U.S. GAAP. EBITDA is not indicative of cash flows from operating activities, and you should not consider EBITDA in isolation, or as an alternative to, or more meaningful than, measures of performance determined in accordance with U.S. GAAP. In addition, EBITDA, as defined here, may not be comparable to similarly titled measures used by other companies.

(g) Includes short-term indebtedness of ASI not directly attributable to K4 that ASI allocated to K4 based upon certain assumptions deemed reasonable by ASI's management. We will not assume this indebtedness as part of the Acquisition.

(h) Represents indebtedness of ASI not directly attributable to K4 that ASI allocated to K4 based upon certain assumptions deemed reasonable by ASI's management. We will not assume this indebtedness as part of the Acquisition.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

    The unaudited pro forma consolidated balance sheet as of December 31, 1998 gives effect to the Transaction as if it had occurred on December 31, 1998. The unaudited pro forma consolidated income statement for the year ended December 31, 1998 gives effect to the Transaction as if it had occurred on January 1, 1998.

    We have used the purchase method of accounting in accordance with APB Opinion No. 16 to prepare the accompanying unaudited pro forma consolidated financial information. Under this method of accounting, we allocated the $575.0 million aggregate purchase price of K4, plus $7.0 million of assumed employee benefit liabilities, to specific assets acquired and liabilities assumed based on their estimated fair values. The purchase price does not include $21.0 million of estimated transaction fees and expenses. The balance of the purchase price of K4 represents the excess of cost over net assets acquired. We have estimated the preliminary fair value of K4's assets and liabilities based primarily on our knowledge of K4's business and on information furnished by ASI. We will determine the final allocation of the purchase price after the consummation of the Transaction based upon the receipt of an appraisal. We will not complete all of the work required to fully evaluate the assets acquired and liabilities assumed by such closing. Accordingly, we may not finalize purchase accounting adjustments for up to one year after the closing.

    We have prepared the unaudited pro forma consolidated financial information in accordance with U.S. GAAP. These principles require us to make extensive use of estimates and assumptions that affect: (1) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and (2) the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The unaudited pro forma consolidated income statement for the year ended December 31, 1998 is not necessarily indicative of our future operating results.

    You should read the unaudited pro forma consolidated financial information in conjunction with our consolidated financial statements and the notes thereto and the financial statements of K4 and the notes thereto, included elsewhere in this report.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998

                                                                       PRO FORMA      PRO FORMA
                                                                      ADJUSTMENTS    ADJUSTMENTS
                                              AMKOR          K4         FOR K4         FOR THE      PRO FORMA
                                            HISTORICAL   HISTORICAL   ACQUISITION     OFFERING     AS ADJUSTED
                                            ----------   ----------   -----------    -----------   -----------
                                                                      (IN THOUSANDS)
ASSETS
Cash and cash equivalents.................  $  227,587    $     --     $      --      $  4,000(a)  $  231,587
Short-term investments....................       1,000          --            --            --          1,000
Accounts receivable:
  Trade...................................     109,243       2,615        (2,615)(b)        --        109,243
  Due from affiliates.....................      25,990       2,253        (2,253)(b)        --         25,990
  Other...................................       5,900         745          (745)(b)        --          5,900
Inventories...............................      85,628       1,762            --            --         87,390
Other current assets......................      16,687       2,111            --            --         18,798
                                            ----------    --------     ---------      --------     ----------
         Total current assets.............     472,035       9,486        (5,613)        4,000        479,908
                                            ----------    --------     ---------      --------     ----------
Property, plant and equipment, net........     416,111     469,392            --            --        885,503
                                            ----------    --------     ---------      --------     ----------
Investments...............................      25,476          --            --            --         25,476
                                            ----------    --------     ---------      --------     ----------
Other assets:
  Excess of cost over net assets
    acquired..............................      24,595          --       108,702(c)         --        133,297
  Due from affiliates.....................      28,885         401          (401)(b)        --         28,885
  Other...................................      36,495         639          (639)(b)    21,000(d)      57,495
                                            ----------    --------     ---------      --------     ----------
         Total other assets...............      89,975       1,040       107,662        21,000        219,677
                                            ----------    --------     ---------      --------     ----------
         Total assets.....................  $1,003,597    $479,918     $ 102,049      $ 25,000     $1,610,564
                                            ==========    ========     =========      ========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings and current portion
  of long-term debt.......................  $   38,657    $295,454     $(295,454)(b)  $     --     $   38,657
Trade accounts payable....................      96,948       7,752        (7,752)(b)        --         96,948
Due to affiliates.........................      15,722          --            --            --         15,722
Bank overdraft............................      13,429          --            --            --         13,429
Accrued expenses..........................      77,004       7,556        (7,556)(b)        --         77,004
Accrued income taxes......................      38,892          --            --            --         38,892
                                            ----------    --------     ---------      --------     ----------
         Total current liabilities........     280,652     310,762      (310,762)           --        280,652
Long-term debt............................      14,846     186,421      (186,421)(b)   600,000(e)     614,846
Convertible subordinated notes............     207,000          --            --            --        207,000
Other noncurrent liabilities..............      10,738       6,967            --            --         17,705
                                            ----------    --------     ---------      --------     ----------
         Total liabilities................     513,236     504,150      (497,183)      600,000      1,120,203
                                            ----------    --------     ---------      --------     ----------
Stockholders' equity:
  Common stock............................         118          --            --            --            118
  Additional paid-in capital..............     381,061          --            --            --        381,061
  Retained earnings.......................     109,738          --            --            --        109,738
  Unrealized losses.......................        (556)         --            --            --           (556)
  Net assets (liabilities)................          --     (24,232)       24,232(b)         --             --
                                            ----------    --------     ---------      --------     ----------
         Total stockholders' equity.......     490,361     (24,232)       24,232            --        490,361
                                            ----------    --------     ---------      --------     ----------
         Total liabilities and
           stockholders' equity...........  $1,003,597    $479,918     $(472,951)     $600,000     $1,610,564
                                            ==========    ========     =========      ========     ==========

---------------------------
(a) Represents additional remaining cash from our expected debt financing after paying the purchase price of K4 and transaction fees and expenses.

(b) Represents the elimination of those assets and liabilities of K4 that we will not acquire or assume as part of the Acquisition.

(c) Represents the excess of the purchase price for K4 over the fair value of net assets acquired.

(d) Represents transaction fees and expenses, which we have recorded as deferred financing costs.

(e) Represents the issuance of $600,000 of new debt.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                           PRO FORMA      PRO FORMA
                                                                          ADJUSTMENTS    ADJUSTMENTS
                                               AMKOR                        FOR K4         FOR THE      PRO FORMA
                                             HISTORICAL   K4 HISTORICAL   ACQUISITION     OFFERING     AS ADJUSTED
                                             ----------   -------------   -----------    -----------   -----------
                                                                        (IN THOUSANDS)
Net revenues...............................  $1,567,983     $ 90,986       $(81,375)(a)   $     --     $1,577,594
Cost of revenues -- including purchases
  from ASI.................................   1,307,150       77,790        (81,375)(a)         --      1,314,435
                                                                             10,870(b)
                                             ----------     --------       --------       --------     ----------
    Gross profit...........................     260,833       13,196        (10,870)            --        263,159
                                             ----------     --------       --------       --------     ----------
Operating expenses:
  Selling, general and administrative......     119,846        7,200             --             --        127,046
  Research and development.................       8,251        1,166             --             --          9,417
                                             ----------     --------       --------       --------     ----------
         Total operating expenses..........     128,097        8,366             --             --        136,463
                                             ----------     --------       --------       --------     ----------
    Operating income.......................     132,736        4,830        (10,870)            --        126,696
                                             ----------     --------       --------       --------     ----------
Other (income) expense:
  Interest expense, net....................      18,005       44,051        (44,051)(c)     61,029(d)      79,034
  Foreign currency (gain) loss.............       4,493       55,205        (55,205)(c)         --          4,493
  Other (income) expense, net..............       9,503         (271)            --             --          9,232
                                             ----------     --------       --------       --------     ----------
         Total other (income) expense......      32,001       98,985        (99,256)        61,029         92,759
                                             ----------     --------       --------       --------     ----------
    Income (loss) before income taxes and
      minority interest....................     100,735      (94,155)        88,386        (61,029)        33,937
Provision for (benefit from) income
  taxes....................................      24,716           --             --        (24,411)(e)        305
Minority interest..........................         559           --             --             --            559
                                             ----------     --------       --------       --------     ----------
    Net income (loss)(f)...................  $   75,460     $(94,155)      $ 88,386       $(36,618)    $   33,073
                                             ==========     ========       ========       ========     ==========
PRO FORMA DATA (UNAUDITED):
  Historical income (loss) before income
    taxes and minority interest............  $  100,735     $(94,155)      $ 88,386       $(61,029)    $   33,937
  Pro forma provision for income
    taxes(f)...............................      29,216           --             --        (24,411)         4,805
                                             ----------     --------       --------       --------     ----------
  Pro forma income before minority
    interest(f)............................      71,519      (94,155)        88,386        (36,618)        29,132
  Historical minority interest.............         559           --             --             --            559
                                             ----------     --------       --------       --------     ----------
  Pro forma net income(f)..................  $   70,960     $(94,155)      $ 88,386       $(36,618)    $   28,573
                                             ==========     ========       ========       ========     ==========

Basic net income per common share (f)......  $      .71                                                $      .31
Diluted net income per common share (f)....         .70                                                       .31
Basic pro forma net income per common
  share (f)................................         .67                                                       .27
Diluted pro forma net income per common
  share (f)................................         .66                                                       .27

---------------------------

(a) We have eliminated the processing charges that we have paid to ASI for services performed for us at the K4 factory under our supply agreements. Because we currently sell substantially all of K4's services, the net revenues from the sale of K4's services to our customers are already reflected in our historical net revenues.

(b) Represents amortization of goodwill related to the Acquisition, assuming a ten-year life.

(c) Represents the elimination of interest expense and foreign currency losses related to debt of K4, which we will not assume as part of the Acquisition.

(d) Represents: (1) interest expense on $600,000 of new debt financing at an assumed interest rate of 9.75% and (2) $2,529 of amortization of deferred debt issuance costs, which are amortized over the life of the debt.

(e) Represents an income tax benefit, at our estimated statutory tax rate of 40%, due to the pro forma adjustment for interest expense.

(f) Prior to our reorganization in April 1998, our predecessor, AEI, elected to be taxed as an S Corporation under the Code. As a result, AEI did not recognize any provision for federal income tax expense during the period presented. In accordance with applicable SEC regulations, we have presented a pro forma adjustment (unaudited) for income taxes to reflect the additional U.S. federal income taxes that we would have recorded if AEI had been a C Corporation during this period. We used 106,221 shares of common stock to compute basic net income per common share and 116,596 shares of common stock and common stock equivalents to compute diluted net income per common share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF AMKOR

    The following discussion contains forward-looking statements within the meaning of the federal securities laws, including: (1) statements regarding the anticipated growth in the market for our products, (2) our anticipated capital expenditures and financing needs, (3) our expected capacity utilization rates,
(4) our belief as to our future operating performance (5) the anticipated results of the ASI Workout, (6) statements regarding future won/dollar exchange rates, (7) statements regarding the future of our relationship with ASI, (8) our anticipated equity investment in ASI, (9) our plan to implement a Year 2000 compliance plan, and (10) other statements that are not historical facts. Because such statements include risks and uncertainties, actual results may differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following discussion as well as in "Risks Relating to Our Company" included elsewhere in this report. The following discussion provides information and analysis of our results of operations for the three years ended December 31, 1998 and our liquidity and capital resources. You should read the following discussion in conjunction with "Selected Consolidated Financial Data", included elsewhere in this report.

OVERVIEW

    From 1995 to 1998, our net revenues increased from $932.4 million to $1,568.0 million. We generate revenues from packaging and test services performed by our three factories in the Philippines. In addition, we subcontract with ASI for packaging and test and wafer fabrication services performed by its five factories in Korea. We derived approximately 72%, 68% and 69% of our net revenues in 1996, 1997 and 1998, respectively, from sales of services performed by ASI pursuant to our supply agreements.

    Beginning in 1997, a worldwide slowdown in demand for semiconductor devices led to excess capacity and increased competition. As a result, price declines resulted in recent periods. From 1996 to 1998, we were able to partially offset the effect of price declines by successfully developing and marketing new packages with higher prices, such as advanced leadframe and laminate packages. We cannot assure you that we will be able to offset any such price declines in the future. You should read "Risks Relating to Our Company -- Declining Average Selling Prices" for more information regarding declining prices for our packages.

    We depend on a small group of customers for a substantial portion of our revenues. In 1996, 1997 and 1998, we derived 39.2%, 40.1% and 35.3%, respectively, of our net revenues from sales to five packaging and test customers, with 23.5%, 23.4% and 20.6% of our net revenues, respectively, derived from sales to Intel Corporation. In addition, during 1998, we derived 7.4% of our net revenues from wafer fabrication services, and we derived all of these revenues from Texas Instruments.

    Our cost of revenues consists principally of: (1) service charges paid to ASI for packaging and test services performed for us, (2) costs of direct material and (3) labor and other costs at our factories in the Philippines. Service charges paid to ASI are set in accordance with our supply agreements with ASI as described below. Our gross margins on sales of services performed by ASI are lower than our gross margins on sales of services performed by our factories in the Philippines, but we do not bear any of ASI's fixed costs. We incur costs of direct materials used in packages that we and ASI produce for our customers. Because a portion of our costs at our factories in the Philippines is fixed, increases or decreases in capacity utilization rates can have a significant effect on our gross profit. The unit cost of packaging and test services generally decreases as fixed charges, such as depreciation expense on our equipment, are allocated over a larger number of units produced.

    In order to meet customer demand for our laminate packages, we have made significant investments to expand our capacity in the Philippines. In 1996 and the first six months of 1997, we incurred and expensed $15.5 million and $16.6 million, respectively, of pre-operating and start-up costs and initial operating losses in connection with our newest factory in the Philippines, P3. This factory operated at substantially less than full capacity during these periods while our customers were completing qualification procedures for the production of laminate packages at this factory. During the last six months of 1997 and in 1998, we significantly increased utilization of P3 due to continued growth in demand for laminate packages. As a result, P3 contributed positive gross margins throughout 1998.

Relationship with ASI

Our gross margins are significantly affected by fluctuations in service charges paid pursuant to our supply agreements with ASI. During 1996, 1997 and 1998, we derived approximately 51%, 42% and 49%, respectively, of our gross profit from sales of services performed for us by ASI. In addition, ASI derives nearly all of its revenues from services sold by us. Historically, ASI has directly sold packaging and test services in Japan and Korea. In January 1998, we assumed the marketing rights for packaging and test services in Japan from ASI. In January 1998, we also began marketing wafer fabrication services provided by ASI's new semiconductor wafer foundry.

    Through our supply agreements with ASI, we have a first right to substantially all of the packaging and test service capacity of ASI and the exclusive right to all of the wafer output of ASI's new semiconductor wafer foundry. We expect to continue to purchase substantially all of ASI's packaging and test services and to purchase all of ASI's wafer fabrication services.

    Our company and ASI review and, if applicable, adjust within a pre-determined range the pricing arrangements for packaging and test services and wafer fabrication services. Our company and ASI review the arrangements for packaging and test services quarterly and wafer fabrication services annually. In each case, the prices can be adjusted based on changes in forecasted demand, product mix, capacity utilization and fluctuations in exchange rates, as well as our mutual long-term strategic interests. Based on these factors, in the second quarter of 1998, our company and ASI agreed to reduce the prices paid by us for packaging and test services.

    Historically, ASI has undertaken capacity expansion programs and other capital expenditures primarily on the basis of forecasts and operational plans which our company and ASI jointly prepare. The supply agreements generally provide for continued capital investment by ASI based on our forecasts and on operating plans we jointly prepare reflecting such forecasts. It is not certain whether the Workout will be sufficient to allow ASI to continue to provide services to our company at current levels or to obtain funds for capital expansion.

    We cannot assure you that ASI will not terminate the supply agreements when the initial term expires, or that ASI will not become insolvent and cause the supply agreements to terminate. If ASI does terminate the supply agreements, we may not be able to enter into a new agreement with ASI on terms favorable to us or at all. For more information on this risk, see "Risks Relating to Our Company -- Dependence on ASI" and "Relationship with ASI" contained elsewhere in this report.

    We expect ASI to continue to be important to our business, financial condition and results of operations as we will continue to be significantly dependent on ASI's ability to effectively provide the contracted services on a cost-efficient and timely basis. ASI's ability to continue to provide services to us will depend on ASI's financial condition and performance. ASI is currently in a weak financial condition and has a significant amount of debt relative to its equity. ASI and its creditor financial institutions have agreed to the Workout, pursuant to which a portion of ASI's outstanding debt will be converted to equity and payment of certain loans will be deferred for a number of years. The terms of the Workout are contained in a definitive agreement to be executed by ASI, the presiding bank of the council of ASI's creditor financial institutions and Mr. James Kim. We expect this agreement to be signed before the closing of the Transaction. The Workout may be modified or terminated by ASI's creditor financial institutions if ASI fails to meet the conditions of the Workout.

    Our company and ASI will also continue to have close ties due to our overlapping ownership and management. We expect that Mr. James Kim will continue to serve as Chairman of ASI and as our Chairman and Chief Executive Officer. The Kim family currently beneficially owns approximately 65.8% of our outstanding common stock and approximately 40.7% of ASI's common stock. Both our investment in ASI and the conversion of debt to equity will substantially decrease the Kim family's ownership in ASI. Furthermore, for the duration of the Workout, the creditor financial institutions will be entitled to vote the ASI shares owned by

Mr. James Kim and his family. Even though the Kim family's ownership of ASI will be reduced and the voting rights in their ASI shares assigned to the creditor financial institutions, we believe that the Kim family will continue to exercise significant influence over ASI, our company and its affiliates. If we complete our proposed equity investment of $150 million over the next four years in ASI in connection with the Workout, our company would own approximately 43% of the outstanding common stock of ASI by the year 2002 (before conversion of outstanding convertible notes to equity), which would increase the interrelationship of our two companies. When we make the first installment of our equity investment in ASI, ASI's financial results will affect our financial results because we will report these results in our financial statements through the equity method of accounting. See the section entitled "Relationship with ASI" contained elsewhere in this report.

    We may agree to certain changes in our contractual and other business relationships with ASI, including pricing, manufacturing allocation, capacity utilization and capacity expansion, among others, which in the judgment of our management could result in reduced short-term profitability for us in favor of potential long-term benefits to our company and ASI. We cannot assure you that our business, financial condition or results of operations may not be adversely affected by any such decision. For more information concerning our relationship with ASI, you should read "Risks Relating to Our Company -- Dependence on Relationship with ASI," "Risks Relating to our Company -- Potential Conflicts of Interest with ASI," "-- Liquidity and Capital Resources" and "Relationship with ASI" contained elsewhere in this report.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data as a percentage of net revenues for the periods indicated:

                                                                          YEAR ENDED DECEMBER 31,
                                                              ------------------------------------------------
                                                               1995          1996          1997          1998
                                                              ------        ------        ------        ------
Net revenues................................................  100.0%        100.0%        100.0%        100.0%
Cost of revenues -- including purchases from ASI............    84.0          87.3          85.4          83.4
                                                              ------        ------        ------        ------
  Gross profit..............................................    16.0          12.7          14.6          16.6
Operating expenses:
  Selling, general and administrative.......................     6.0           5.7           7.1           7.6
  Research and development..................................     0.9           0.9           0.6           0.5
                                                              ------        ------        ------        ------
        Total operating expenses............................     6.9           6.6           7.7           8.1
                                                              ------        ------        ------        ------
Operating income............................................    9.1%          6.1%          6.9%          8.5%
                                                              ======        ======        ======        ======
EBITDA......................................................   11.3%         10.8%         12.0%         15.5%
                                                              ======        ======        ======        ======

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Net Revenues. Net revenues increased $112.2 million, or 7.7%, to $1,568.0 million in 1998 from $1,455.8 million in 1997. Packaging and test net revenues were relatively unchanged in 1998 compared to 1997. However, net revenues from wafer fabrication services have ramped up since operations began in January 1998 and accounted for substantially all of the increase in net revenues. In addition, beginning in January 1998, we assumed marketing rights for packaging and test services in Japan from ASI.

    Total unit volumes increased during 1998 compared to 1997. This increase was primarily due to increases in volumes of laminate packages, which more than doubled compared to 1997. Our advanced leadframe packages also increased in volume, but unit volumes for traditional leadframe packages declined. Although traditional leadframe packages still account for more than 65% of our total unit volume, the shift to laminate packages has more significantly impacted revenues because each laminate package has an average selling price significantly higher than the average selling price of a traditional leadframe package. Laminate and advanced leadframe packages accounted for 53.8% of packaging and test net revenues in 1998 compared to 38.7% in 1997. This trend was consistent throughout 1998. We do not expect any near term changes to this trend because we expect demand for smaller and thinner packages to continue to increase and believe laminate and advanced leadframe packages will best satisfy this demand.

     Gross Profit. Gross profit increased $47.7 million, or 22.4%, to $260.8 million in 1998 from $213.1 million in 1997. Gross margin improved to 16.6% in 1998 from 14.6% in 1997. The following factors contributed to higher gross margins in 1998:

N Gross margins on packaging and test services provided by ASI improved as a result of the supply agreements entered into in January 1998;

N Gross margins at P3, which incurred significant pre-operating and start-up costs and initial operating losses in the first half of 1997, improved primarily as a result of increased volumes and better absorption of fixed costs; and

N Gross margins improved as a result of the positive impact from wafer fabrication revenues during 1998 compared to no revenue from wafer fabrication in 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $16.1 million, or 15.5%, to $119.8 million in 1998 from $103.7 million in 1997. Selling, general and administrative expenses as a percentage of net revenues increased to 7.6% in 1998 from 7.1% in 1997. The increase was primarily due to: (1) higher administrative expenses at P3 as unit volumes continued to increase and (2) costs related to wafer fabrication services, which began in January 1998.

     Research and Development Expenses. Research and development expenses decreased $0.3 million, or 3.2%, to $8.3 million in 1998 from $8.5 million in 1997. Research and development expenses as a percentage of net revenues decreased to 0.5% in 1998 from 0.6% in 1997.

     Other (Income) Expense. Other (income) expense decreased $7.8 million to $32.0 million in 1998 from $39.8 million in 1997. The decline was primarily due to a reduction in net interest expense of $14.2 million to $18.0 million in 1998 from $32.2 million in 1997. We used a portion of the proceeds from our initial public offering in May 1998 to repay much of our outstanding debt. Additionally, we accumulated a significant cash balance. An increase in foreign exchange losses, due to fluctuations in the Philippine peso, partly offset lower interest expense.

     Income Taxes. Our effective tax rate, after giving effect to the pro forma adjustment for income taxes, was 29.0% in 1998 compared to an effective tax rate of 17.5% in 1997. The lower effective tax rate in 1997 was due to the recognition of deferred tax assets on currency losses for Philippine tax reporting purposes, which are not recognized for financial reporting purposes. This decrease was offset by increases in the effective rate resulting from non-deductible losses at P3 where we have a tax holiday until the end of 2002.

    We have structured our global operations to take advantage of lower tax rates in certain countries and tax incentives extended to encourage investment. The tax returns for open years are subject to changes upon final examination. Changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws and regulations could result in increased effective tax rates for us.

     Minority Interest. Minority interest represented ASI's ownership in the consolidated net income of AAP, one of our subsidiaries in the Philippines. Accordingly, we recorded a minority interest expense in our consolidated financial statements relating to the minority interest in the net income of AAP.

    In the second quarter of 1998, we purchased ASI's 40% interest in AAP, and, as a result, we now own substantially all of the common stock of AAP. The purchase of the minority interest resulted in the elimination of the minority interest liability and goodwill amortization of approximately $2.5 million per year.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net Revenues. Net revenues increased $284.8 million, or 24.3%, to $1,455.8 million in 1997 from $1,171.0 million in 1996. This growth was primarily due to an increase in units sold and a continued shift in our mix of packages from traditional leadframe packages to advanced leadframe and laminate packages. In addition, the opening of both our P3 factory and ASI's K4 factory in late 1996 enabled us to begin to expand revenues from laminate packages. This growth was offset in part by declines in average selling prices for many of our packages.

     Gross Profit. Gross profit increased $64.2 million, or 43.1%, to $213.1 million in 1997 from $148.9 million in 1996. Gross margin improved to 14.6% in 1997 from 12.7% in 1996. Gross profit and gross margin increased primarily due to improved operating results at our P1 and P2 factories during the second half of 1997, which more than offset pre-operating losses and start-up costs and initial operating losses incurred in connection with P3 during the first half of 1997. Gross margins at our P1 and P2 factories improved as a result of a shift to more profitable packages and a decrease in labor costs due to the devaluation of the Philippine peso.

     Selling, General and Administrative Expenses Selling, general and administrative expenses increased $37.1 million, or 55.7%, to $103.7 million in 1997 from $66.6 million in 1996. Selling, general and administrative expenses as a percentage of net revenues increased to 7.1% in 1997 from 5.7% in 1996. The increase was primarily due to the addition of marketing and support personnel in connection with our growth. The number of employees in our marketing and sales support groups increased approximately 21% during 1997 over 1996, which resulted in: (1) an overall increase in personnel-related costs including salaries, benefits and payroll taxes and (2) higher office rental, depreciation and other occupancy-related expenses. In addition, during 1997, we incurred general and administrative expenses of approximately $8.0 million to expand P3's operations and $3.6 million to support our wafer fabrication services. We did not incur similar costs in 1996 as these groups were start-up operations in 1997.

     Research and Development Expenses. Research and development expenses decreased $2.4 million, or 22.0%, to $8.5 million in 1997 from $10.9 million in 1996. Research and development expenses as a percentage of net revenues decreased to 0.6% in 1997 from 0.9% in 1996. The decrease in research and development expenses principally reflected the termination in late 1996 of our efforts to develop our own laminate substrate manufacturing capability.

     Other (Income) Expense. Other (income) expense increased $11.4 million, to $39.8 million in 1997 from $28.4 million in 1996. This increase was primarily due to higher interest expense, net and other expense, net. Interest expense, net increased $10.0 million to $32.2 million in 1997 from $22.2 million in 1996 as we increased our borrowings to finance capacity expansion. Other expenses, net increased primarily due to $2.4 million of costs related to our trade receivables securitization transactions.

     Income Taxes. Our effective tax rate, after giving effect to the pro forma adjustment for income taxes, was 18% in 1997 as compared to 25% in 1996. This decrease was attributable to income not taxed due to a tax holiday and foreign exchange effects described below.

    This decrease was also attributable to certain foreign exchange effects. To the extent P3 is profitable, our effective tax rate related to our operations in the Philippines during this tax holiday will be less than the statutory rate of 35% in the Philippines. In 1997 we recognized deferred tax benefits from unrealized foreign exchange losses which are recognized in the Philippines for tax reporting purposes and relate to unrecognized net foreign exchange losses on U.S. dollar denominated monetary assets and liabilities. These losses are not recognized for financial reporting purposes because the U.S. dollar is our functional currency. These losses will be realized for tax reporting purposes in the Philippines upon settlement of the related asset or liability. The benefit derived from unrealized foreign exchange losses was partially offset by an increase in the valuation allowance. We concluded that it was more likely than not that we could realize a portion of these tax benefits in the Philippines within the three year loss carryforward period. We recorded a valuation allowance for the remaining tax benefits where we could not reach such a conclusion.

     Equity in Income (Loss) of ASI. In 1997, we recognized a loss of $17.3 million resulting principally from the impairment of value in our investment in ASI. In February 1998, we disposed of our investment in ASI's common stock.

     Minority Interest. Minority interest represented ASI's ownership interest in the consolidated net income of AAP, one of our subsidiaries in the Philippines. During 1997, as a result of a settlement of an intercompany loan, which otherwise had no effect on our combined pretax income, AAP reported a net loss as a separate entity. Accordingly, we recorded a minority interest benefit in our consolidated financial statements related to the minority interest in the net loss. We purchased ASI's ownership interest in AAP during 1998.

QUARTERLY RESULTS

    The table below sets forth unaudited consolidated financial data, including as a percentage of net revenues, for the last eight fiscal quarters ended December 31, 1998. Our results of operations have varied and may continue to vary from quarter to quarter and are not necessarily indicative of the results of any future period. Our quarterly results for the quarter ended March 31, 1999 are set forth in exhibit 99.1 to this report. In addition, in light of our recent growth, we believe that you should not rely on period-to-period comparisons as an indication of our future performance.

    Prior to our reorganization in April 1998, our predecessor, AEI, elected to be taxed as an S Corporation under the Code. As a result, AEI did not recognize any provision for federal income tax expense prior to April 28, 1998. In accordance with applicable SEC regulations, we have presented pro forma adjustments (unaudited) to net income to reflect the additional U.S. federal income taxes which we would have recorded if AEI had been a C Corporation during these periods.

    We believe that we have included in the amounts stated below all necessary adjustments, consisting only of normal recurring adjustments, to present fairly our selected quarterly data. You should read our selected quarterly data in conjunction with our consolidated financial statements and the notes thereto, included elsewhere in this offering memorandum.

    Our net revenues, gross profit and operating income are generally lower in the first quarter of the year as compared to the fourth quarter of the preceding year primarily due to the combined effect of holidays in the U.S., the Philippines and Korea. Semiconductor companies in the U.S. generally reduce their production during the holidays at the end of December which results in a significant decrease in orders for packaging and test services during the first two weeks of January. In addition, we typically close our factories in the Philippines for holidays in January, and ASI closes its factories in Korea for holidays in February.

    The semiconductor industry experienced a general slowdown during 1998. As a result, our packaging and test net revenues decreased by 3.5% from the first quarter of 1998 to the fourth quarter of 1998. The decrease in packaging and test net revenue was offset by significant growth in net revenues from wafer fabrication services. Net revenues from wafer fabrication services, which represented less than 1% of net revenues in the first quarter of 1998, increased to 16.4% of net revenues in the fourth quarter of 1998.

                                                                            QUARTER ENDED
                                      -----------------------------------------------------------------------------------------
                                      MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                        1997        1997       1997        1997       1998        1998       1998        1998
                                      ---------   --------   ---------   --------   ---------   --------   ---------   --------
                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
Net revenues........................  $313,019    $350,471   $380,130    $412,141   $371,733    $384,724   $386,718    $424,808
Cost of revenues - including
  purchases from ASI................   287,449     299,093    314,246     341,881    310,056     317,106    321,758     358,230
                                      --------    --------   --------    --------   --------    --------   --------    --------
    Gross profit....................    25,570      51,378     65,884      70,260     61,677      67,618     64,960      66,578
                                      --------    --------   --------    --------   --------    --------   --------    --------
Operating expenses:
  Selling, general and
    administrative..................    20,608      26,657     26,829      29,632     28,715      28,939     30,017      32,175
  Research and development..........     1,485       2,030      2,236       2,774      2,057       1,938      2,109       2,147
                                      --------    --------   --------    --------   --------    --------   --------    --------
    Total operating expenses........    22,093      28,687     29,065      32,406     30,772      30,877     32,126      34,322
                                      --------    --------   --------    --------   --------    --------   --------    --------
Operating income....................     3,477      22,691     36,819      37,854     30,905      36,741     32,834      32,256
                                      --------    --------   --------    --------   --------    --------   --------    --------
Net income (loss)...................  $ (4,829)   $  8,707   $ 19,025    $ 20,378   $  8,812    $ 26,119   $ 20,874    $ 19,655
                                      ========    ========   ========    ========   ========    ========   ========    ========
Pro forma net income (loss).........  $ (6,388)   $  7,566   $ 18,098    $ 20,392   $  9,640    $ 20,791   $ 20,874    $ 19,655
                                      ========    ========   ========    ========   ========    ========   ========    ========
Basic net income (loss) per common
  share.............................  $   (.06)   $    .11   $    .23    $    .25   $    .11    $    .25   $    .18    $    .17
                                      ========    ========   ========    ========   ========    ========   ========    ========
Diluted net income (loss) per common
  share.............................  $   (.06)   $    .11   $    .23    $    .25   $    .11    $    .24   $    .17    $    .16
                                      ========    ========   ========    ========   ========    ========   ========    ========
Basic pro forma net income (loss)
  per common share..................  $   (.08)   $    .09   $    .22    $    .25   $    .12    $    .20   $    .18    $    .17
                                      ========    ========   ========    ========   ========    ========   ========    ========
Diluted pro forma net income (loss)
  per common share..................  $   (.08)   $    .09   $    .22    $    .25   $    .12    $    .19   $    .17    $    .16
                                      ========    ========   ========    ========   ========    ========   ========    ========
EBITDA..............................  $ 21,493    $ 46,154   $ 57,236    $ 49,393   $ 53,955    $ 64,115   $ 62,316    $ 62,086
                                      ========    ========   ========    ========   ========    ========   ========    ========

                                                                             QUARTER ENDED
                                       -----------------------------------------------------------------------------------------
                                       MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                         1997        1997       1997        1997       1998        1998       1998        1998
                                       ---------   --------   ---------   --------   ---------   --------   ---------   --------
Net revenues.........................   100.0 %     100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%
Cost of revenues - including
  purchases from ASI.................      91.8       85.3       82.7        83.0       83.4        82.4       83.2        84.3
                                        -------     ------     ------      ------     ------      ------     ------      ------
    Gross profit.....................       8.2       14.7       17.3        17.0       16.6        17.6       16.8        15.7
                                        -------     ------     ------      ------     ------      ------     ------      ------
Operating expenses:
  Selling, general and
    administrative...................       6.6        7.6        7.1         7.2        7.7         7.5        7.8         7.6
  Research and development...........       0.5        0.6        0.5         0.6        0.6         0.5        0.5         0.5
                                        -------     ------     ------      ------     ------      ------     ------      ------
    Total operating expenses.........       7.1        8.2        7.6         7.8        8.3         8.0        8.3         8.0
                                        -------     ------     ------      ------     ------      ------     ------      ------
Operating income.....................       1.1        6.5        9.7         9.2        8.3         9.6        8.5         7.6
                                        -------     ------     ------      ------     ------      ------     ------      ------
Net income (loss)....................    (1.5)%       2.5%       5.0%        4.9%       2.4%        5.4%       5.4%        4.6%
                                        =======     ======     ======      ======     ======      ======     ======      ======
Pro forma net income (loss)..........    (2.0)%       2.2%       4.8%        4.9%       2.6%        5.4%       5.4%        4.6%
                                        =======     ======     ======      ======     ======      ======     ======      ======
EBITDA...............................     6.9 %      13.2%      15.1%       12.0%      14.5%       16.7%      16.1%       14.6%
                                        =======     ======     ======      ======     ======      ======     ======      ======

    Our operating results have varied significantly from period to period and may continue to vary in the future due to a variety of factors. For more information on the risks affecting our operating results, see the risk factors entitled "Declining Average Selling Prices," "Dependence on Highly Cyclical Semiconductor and Electronic Products Industries," "Dependence on Relationship with ASI," "Absence of Backlog," "Customer Concentration," "Risks Associated with our Wafer Fabrication Business," "Rapid Technological Change," "Competition," "Protection of Intellectual Property" and "Year 2000 Compliance" contained elsewhere in this report under the caption "Risks Relating to Our Company."

LIQUIDITY AND CAPITAL RESOURCES

    Our ongoing primary cash needs are for equipment purchases, factory expansion and working capital. In addition, we have funded and will continue to fund our interest in our Taiwan packaging and test joint venture out of available cash.

    In May, 1998, we consummated our initial public offering of 35,250,000 shares of common stock and $207 million principal amount of convertible subordinated notes due May 1, 2003. We used the net proceeds of approximately $558 million primarily to repay approximately $264 million of short-term and long-term debt and approximately $86 million of amounts due to AUSA, and to purchase for $34 million ASI's 40% interest in AAP. The remaining amount of net proceeds was available for capital expenditures and working capital.

    Prior to our initial public offering, we met a significant portion of our cash requirements from a combination of: (1) cash from operating activities, (2) short-term and long-term bank loans, (3) financing obtained for our benefit by AUSA, a wholly-owned financing subsidiary of ASI, and (4) financing from a trade receivables securitization agreement. Because of the short-term nature of certain of the AUSA loans, the flows of cash to and from AUSA under this arrangement have been significant. At December 31, 1998, we had no outstanding balances with AUSA. Net cash provided by operating activities in 1996, 1997 and 1998 was $8.6 million, $250.1 million and $238.0 million, respectively. Net cash provided by (used in) financing activities in 1996, 1997 and 1998 was $148.0 million, $(16.0) million and $62.0 million, respectively.

    Under the terms of our trade receivables securitization agreement, a commercial financial institution is committed to purchase, with limited recourse, all right, title and interest in up to $100 million in eligible receivables, as defined in the agreement.

    We have invested significant amounts of capital to increase our packaging and test services capacity. During the last three years we have constructed our P3 factory, added capacity in our other factories in the Philippines and constructed a new research and development facility in the U.S. In 1996, 1997 and 1998, we made capital expenditures of $185.1 million, $179.0 million and $107.9 million, respectively. We expect that we will need to increase capital expenditures in 1999 to meet the anticipated growth in demand for our products. Giving effect to the Acquisition, we intend to spend approximately $200 million in capital expenditures in 1999, primarily for the expansion of our factories.

    On a monthly basis, we incur processing charges for packaging and test and wafer fabrication services performed for us by ASI. Historically, we paid ASI for these services on net 30-day terms. On July 21, 1998 we entered into a prepayment agreement with ASI related to packaging and test services. Under this agreement, we made a $50 million non-interest bearing advance to ASI. This advance represented approximately one month's processing charges for packaging and test services. We completely offset this advance against billings by ASI for packaging and test services provided in the fourth quarter of 1998.

    In connection with our wafer foundry agreement with Texas Instruments, our company and Texas Instruments agreed to revise certain payment and other terms contained in the Texas Instruments Manufacturing and Purchase Agreement. As part of the revision, Texas Instruments agreed to advance our company $20 million in June 1998 and another $20 million in December 1998. These advances represented prepayments of wafer foundry services to be provided in the fourth quarter of 1998 and first quarter of 1999, respectively. We recorded these amounts as accrued expenses. In turn, we advanced these funds to ASI as prepayment for foundry service charges. We completely offset the first $20 million advance to ASI against billings for wafer fabrication services performed for us by ASI in the fourth quarter of 1998 and offset the second $20 million advance to ASI against billings for wafer fabrication services performed for us by ASI in the first quarter of 1999. The current portion due from an affiliate reflects the prepayment to ASI. Under the terms of the revision to the Texas Instruments Manufacturing and Purchase Agreement, we remain ultimately responsible for reimbursing Texas Instruments if ASI fails to comply with the terms of the agreement.

    We have entered into an asset purchase agreement with ASI to purchase the assets of ASI's newest and largest packaging and test factory, K4, excluding cash and cash equivalents, notes and accounts receivables, intercompany accounts and existing claims against third parties. The purchase price for K4 is $582 million, including the assumption of up to $7 million of employee benefit liabilities. We have executed a letter with ASI committing to make the equity investment in ASI in installments of $41 million in each of 1999, 2000 and 2001 and $27 million in 2002. Our commitment to invest in ASI is subject to: (1) execution of a definitive stock purchase agreement, (2) concurrent conversion of debt by the creditor financial institutions, (3) the Workout remaining in effect and (4) the supply agreements between our company and ASI remaining in effect. We would purchase the ASI shares at W5,000 per share. Because our commitment is in U.S. dollars, the number of shares we would purchase will vary based on the exchange rate of Korean won to U.S. dollars.

    At December 31, 1998, our debt consisted of $38.7 million of borrowings classified as current liabilities, $14.8 million of long-term debt and capital lease obligations and $207.0 million of 5 3/4% convertible subordinated notes due 2003. We had $90.5 million in borrowing facilities with a number of domestic and foreign banks, of which $54.1 million remained unused. Certain of the agreements with our banks require compliance with certain financial covenants, contain other restrictions and are collateralized by our assets. These facilities are typically revolving lines of credit and working capital facilities that are renewable annually and bear interest at rates ranging from 11.25% to 16.0%. We intend to pay a substantial portion of the amounts outstanding under these facilities in the first half of 1999. Long-term debt and capital lease obligations outstanding have various expiration dates through April 2004 and bear interest at rates ranging from 5.8% to 13.8%. During the third quarter of 1998, we were released from our obligations under guarantees of affiliate bank debts and vendor obligations.

    We believe that our existing cash balances, cash flow from operations, available equipment lease financing and the net proceeds of our expected $600,000,000 debt financing the Acquisition will be sufficient to meet our projected capital expenditures, working capital and other cash requirements for at least the next twelve months. We may require capital sooner than currently expected. We cannot assure you that additional financing will be available when we need it or, if available, that it will be available on satisfactory terms. Failure to obtain any such financing could have a material adverse effect on our company.

Subchapter S Taxes and Distributions

    Prior to our reorganization in April 1998, our predecessor, AEI, elected to be taxed as an S Corporation under the Code and comparable state laws. As a result, ASI did not recognize any provision for federal income tax expense prior to April 28, 1998. Instead, up until the date the S Corporation status of AEI terminated, Mr. and Mrs. James Kim and certain trusts established for the benefit of other members of Mr. and Mrs. James Kim's family (the "Kim Family Trusts") had been obligated to pay U.S. federal and certain state income taxes on their allocable portion of the income of AEI. Under certain tax indemnification agreements, we are indemnified by such stockholders with respect to their proportionate share of any U.S. federal or state corporate income taxes attributable to the failure of AEI to qualify as an S Corporation for any period or in any jurisdiction for which S Corporation status was claimed through April 28, 1998. The agreements in turn provide that, under certain circumstances, we will indemnify such stockholders if they are required to pay additional taxes or other amounts attributable to taxable years for which AEI filed tax returns claiming status as an S Corporation. AEI has made various distributions to Mr. and Mrs. Kim and the Kim Family Trusts which have enabled them to pay their income taxes on their allocable portions of the income of AEI. Such distributions totaled approximately $13.0 million, $5.0 million and $33.1 million in 1996, 1997 and 1998, respectively. As a result of the termination of the S Corporation election and the finalization of the AEI tax returns, approximately $3.0 million of the 1998 distributions will be refunded to our company.

Foreign Currency Translation Gains and Losses

    Our subsidiaries in the Philippines maintain their accounting records in U.S. dollars. All sales, the majority of all bank debt and all significant material and fixed asset purchases of such subsidiaries are denominated in U.S. dollars. As a result, the exposure of our subsidiaries in the Philippines to changes in the Philippine peso/ U.S. dollar exchange rate relates primarily to certain receivables and advances and other assets offset by payroll, pension and local liabilities. To minimize our foreign exchange risk in the Philippines, we selectively hedge our net foreign currency exposure through short-term forward exchange contracts. To date, our hedging activity has been immaterial.

YEAR 2000 ISSUES

    We have been actively engaged in addressing Y2K issues. These issues occur because many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

State of Readiness

    To manage our Y2K compliance program, we have divided our efforts into five program areas:

N Computing systems, including computer hardware and software;

N Manufacturing equipment;

N Facilities;

N External utilities; and

N Supply chain, including equipment/inventory vendors, freight forwarders and other vendors.

    For each of these program areas, we are using a five-step approach:

N Ownership: creating awareness, assigning tasks, providing structured feedback and updates;

N Inventory: listing items to be assessed for Y2K readiness;

N Initial Assessment: prioritizing the inventoried items and assessing their Y2K readiness, including validation with vendors, and testing where appropriate;

N Risk Assessment: evaluating initial assessments and developing action and contingency plans; and

N Corrective Action Deployment: implementing corrective actions, verifying implementation, finalizing and executing contingency plans.

    We have implemented a process to monitor and maintain our Y2K compliance. As of December 31, 1998, we had completed the Ownership and Inventory steps for all program areas. We provide structured feedback and progress updates to our senior management on an ongoing basis.

    To date, we are on target to complete the Initial Assessment and Risk Assessment step during the first quarter of 1999 and the Corrective Action Deployment step during the second quarter of 1999. The status for each program area is as follows:

N Computing Systems: With a few exceptions, we believe that our technical infrastructure, including servers, communications equipment, personal computers, operating systems and standard software are Y2K compliant. We will replace our older personal computers through the end of 1999 as part of our normal upgrade and expansion plans. We are in the process of physically testing our technical infrastructure, and we will complete this process during the first quarter of 1999. We have completed the Inventory and Assessment steps regarding software applications, and we have put in place plans to either upgrade or replace certain applications.

N Manufacturing Equipment: We have inventoried all manufacturing equipment and have contacted vendors to ascertain the status of their Y2K compliance. We plan to implement vendor recommended actions for every piece of equipment. Our packaging operations have completed the Risk Assessment and Corrective Action Deployment steps. Our test operations have completed the Initial Assessment and Risk Assessment steps for all equipment and related systems. We have determined that certain test equipment is not Y2K compliant and will require upgrades which are scheduled for the second quarter of 1999. ASI expects to conduct the Initial Assessment and Risk Assessment steps during the first quarter of 1999.

N Facilities: We have completed the Initial and Risk Assessments for all of our packaging and test factories. We expect to complete Corrective Action Deployment during the first quarter of 1999. We are scheduled to complete the Initial Assessment and Risk Assessment steps for all of our other facilities during the first quarter of 1999.

N External Utilities: We are currently assessing the Y2K readiness of both public and private utilities in Korea and the Philippines. These utilities include electricity, telecommunications, water, sewer, gas and key airports used to transport products and supplies. We are developing contingency plans for all utilities, regardless of their Y2K readiness. We are scheduled to complete the first version of such plans during the first quarter of 1999.

N Supply Chain:  We have completed supply chain inventories and vendor surveys.
  During the fourth quarter of 1998, we began audits of Y2K compliance audits of our key equipment and material suppliers and freight forwarders. In addition, we are continuing to review external providers of software and information technology and to verify our banks' Y2K readiness. We are also developing contingency plans for all key suppliers regardless of their readiness. We will continue to monitor and assess the risks of our supply chain to Y2K issues throughout 1999.

    In addition, because ASI is our most significant vendor, we have conducted regular reviews as to the status of their Y2K compliance program. We believe that ASI has a similar Y2K program. Unless discussed otherwise above, we believe that ASI has achieved a similar level of completion and believe that ASI is on target to meet our timing deadlines.

Costs to Address Y2K Issues

    We have highly-automated manufacturing equipment and systems. Such equipment incorporates personal computers, embedded processors and related software to control activity scheduling, inventory tracking, statistical analysis and automated manufacturing. We have devoted a significant portion of our Y2K efforts on internal systems to prevent disruption to manufacturing operations.

    We are evaluating the estimated costs to address Y2K issues using our actual experience. Based on available information, we believe that we will be able to manage our Y2K transition without any material long-term adverse effect on our business or results of operations. We have executed our Y2K compliance effort within the normal operating budgets of our internal engineering, information technology, purchasing and other departments. We attribute a small number of projects directly to Y2K issues, and most software upgrades have been covered within our software maintenance contracts. We attribute the majority of our historical and projected costs to resolve Y2K issues to the upgrade of equipment in our test operations. We will capitalize such costs. We have incurred $1 million of expenses related to Y2K issues through 1998 and are projecting $2 million of expenses in 1999.

Risks of Y2K Issues and Contingency Plans

    We continue to assess the Y2K issues relating to our computing systems, manufacturing equipment, facilities and external utilities and our supply chain. Currently, we believe that our largest Y2K risk is that entities beyond our control upon which we are dependent, including external utilities and our supply chain, fail to adequately address their Y2K issues. We have designed our Y2K planning process to mitigate worst-case disruptions which could delay product delivery. We are scheduled to complete our Risk Assessment step during the first quarter of 1999 and will continue to update our contingency plans throughout 1999 as circumstances dictate.

    Based on currently available information, we do not believe that the Y2K issues discussed above will have a material long-term adverse impact on our financial condition or results of operations. However, we cannot assure you that we will not be affected by such issues. In addition, we cannot assure you that the failure of any material supplier, utility provider, customer or other third party with whom we deal to ensure Y2K compliance will not have a material adverse effect on our financial condition or results of operations.

                         RISKS RELATING TO OUR COMPANY

DECLINING AVERAGE SELLING PRICES -- THE SEMICONDUCTOR INDUSTRY PLACES DOWNWARD PRESSURE ON THE PRICES OF OUR PRODUCTS.

    Historically, prices for our packaging and test services have declined over time. Beginning in 1997, a worldwide slowdown in demand for semiconductor devices led to excess capacity and increased competition. As a result, price declines in 1998 accelerated more rapidly. We expect that average selling prices for our packaging and test services will continue to decline in the future. If we cannot reduce the cost of our packaging and test services to offset a decline in average selling prices, our future operating results could be harmed.

DEPENDENCE ON THE HIGHLY CYCLICAL SEMICONDUCTOR AND ELECTRONIC PRODUCTS INDUSTRIES -- WE OPERATE OUR BUSINESS IN VOLATILE INDUSTRIES, AND INDUSTRY DOWNTURNS HARM OUR PERFORMANCE.

    Our business is tied to market conditions in the semiconductor industry, which is highly cyclical. Because our business is and will continue to be dependent on the requirements of semiconductor companies for independent packaging, test and wafer fabrication services, any future downturn in the semiconductor industry or any other industry that uses a significant number of semiconductor devices, such as the personal computer industry, could have a material adverse effect on our business. For example, our operating results for 1998 were adversely affected by downturns in the semiconductor market. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a detailed discussion of our operating results in 1998.

DEPENDENCE ON RELATIONSHIP WITH ASI -- OUR BUSINESSES ARE CLOSELY RELATED AND FINANCIAL DIFFICULTIES FACED BY ASI MAY AFFECT OUR PERFORMANCE.

    Our business depends on ASI providing semiconductor packaging and test services and wafer fabrication services on a cost effective and timely basis. After giving pro forma effect to the Acquisition, we would have derived approximately 53% of our packaging and test net revenues in 1998 from services performed for us by ASI. In addition, in 1998 we derived 100% of our wafer fabrication net revenues from services performed for us by ASI.

    If ASI were to significantly reduce or curtail its operations for any reason, or if our relationship with ASI were to be disrupted for any reason, our business would be harmed. We may not be able to identify and qualify alternate suppliers quickly, if at all. In addition, we currently have no other third party suppliers of packaging and test services and no other qualified third party suppliers of wafer fabrication services. Our factories in the Philippines would be able to fill only a small portion of the resulting shortfall in packaging and test capacity and none of the shortfall in wafer fabrication capacity.

    ASI is currently in weak financial condition and has a significant amount of debt relative to its equity. In 1998, the report of ASI's independent auditors on the consolidated financial statements of ASI included explanatory paragraphs regarding: (1) the significant effect of the Korean economy on ASI's operations caused in part by currency volatility in the Asia Pacific region, (2) the filing of an application for reorganization by Anam Engineering and Construction Co., Ltd., a subsidiary of ASI, which is still pending and (3) ASI's participation in a financial restructuring program ASI has negotiated with its creditor financial institutions. This program is known as the "Workout." The constituent parties have agreed to the terms of the Workout but have not yet executed the definitive agreement which, upon execution, will effect the Workout. We expect the agreement to be signed before the Transaction is completed, but we cannot guarantee that it will be executed or whether there will be any changes in the terms. The Workout includes significant debt repayment from the proceeds from the sale of K4, reduction of interest rates, extension of debt maturities, further reduction of debt by conversion of debt to equity and a moratorium until December 31, 2003 on ASI's obligations on guarantees of its affiliates' debt. As a result of the Workout, we expect ASI's financial position to improve significantly. The Workout requires a third party foreign investor to commit to invest $150.0 million in equity of ASI during the next four years. We have executed a letter with ASI committing to this equity investment. When we make the first installment of our equity investment in ASI, ASI's financial results will affect our financial results because we will report these results in our financial statements using the equity method of accounting.

    It is not certain whether the Workout, if effected, will be sufficient to allow ASI to continue to provide services to our company at current levels or to obtain funds for capital expansion. In addition, the Workout requires ASI to meet certain performance thresholds on an ongoing basis. We cannot assure you that ASI will be able to meet its performance thresholds. If ASI does not meet these performance thresholds, the creditor financial institutions have the right to modify or terminate the Workout. If the creditor financial institutions subsequently terminate the Workout, the creditor financial institutions could reinstate and enforce the original terms of ASI's debt, including accelerating ASI's obligations and pursuing ASI's guarantees of its affiliates' debt. If this were to occur, ASI's and our businesses would be harmed.

    You should read "Risks Relating to Our Company -- Potential Conflicts of Interest with ASI" and the section entitled "Relationship with ASI" contained elsewhere in this report for specific details about our dependence on ASI, our commercial agreements with ASI, ASI's financial condition, the Workout, the potential conflicts of interest between our company and ASI and for further information regarding the timing and amounts of our equity investment in ASI. Financial information relating to ASI that appears in this report was prepared in accordance with Korean generally accepted accounting principles ("Korean GAAP"), which differs from U.S. GAAP.

POTENTIAL CONFLICTS OF INTEREST WITH ASI -- MEMBERS OF THE KIM FAMILY OWN SUBSTANTIAL PORTIONS OF, AND HAVE ACTIVE MANAGEMENT ROLES IN, BOTH OUR COMPANY AND ASI. THIS COULD LEAD TO CONFLICTS OF INTEREST IN OUR BUSINESS DEALINGS WITH ASI.

    Mr. James Kim, the founder of our company and currently our Chairman, Chief Executive Officer and largest shareholder, is the eldest son of Mr. H. S. Kim, the founder of ASI. Mr. H. S. Kim is currently the honorary Chairman and a Director of ASI. Since January 1992, in addition to his other responsibilities, Mr. James Kim has served as Chairman and a director of ASI. The Kim family, which collectively owned approximately 40.7% of the outstanding common stock of ASI as of February 1, 1999, significantly influences the management of ASI. Mr. James Kim and members of his family beneficially own approximately 65.8% of our outstanding common stock.

    Following our equity investment in ASI, our company will own a substantial percentage of ASI's outstanding common stock. In addition, the Workout provides for the conversion of a portion of ASI's debt to equity. Both our investment in ASI and the conversion of debt to equity will substantially decrease the Kim family's ownership in ASI. Furthermore, through December 31, 2003, the creditor financial institutions will be entitled to vote the ASI shares owned by Mr. James Kim and his family. Even though the Kim family's ownership of ASI will be reduced and the voting rights in their ASI shares assigned to the creditor financial institutions, we believe that the Kim family will continue to exercise significant influence over our company and

ASI and its affiliates. You should read "Relationship with ASI" contained elsewhere in this report for more information on our relationship with ASI.

ABSENCE OF BACKLOG -- OUR NET REVENUES IN ANY QUARTER DEPEND ON OUR CUSTOMERS' DEMAND FOR PACKAGING AND TEST SERVICES IN THAT QUARTER, AND WE MAY NOT BE ABLE TO ADJUST COSTS QUICKLY IF OUR CUSTOMERS' DEMAND DIPS SUDDENLY.

    Our packaging and test business does not typically operate with any material backlog. We expect that in the future our packaging and test net revenues in any quarter will continue to be substantially dependent upon our customers' demand in that quarter. None of our customers have committed to purchase any amount of packaging or test services or to provide us with binding forecasts of demand for packaging and test services for any period. In addition, our customers could reduce, cancel or delay their purchases of packaging and test services. Because a large portion of our costs is fixed and our expense levels are based in part on our expectations of future revenues, we may be unable to adjust costs in a timely manner to compensate for any revenue shortfall.

CUSTOMER CONCENTRATION -- WE GENERATE A LARGE PERCENTAGE OF OUR NET REVENUES FROM A SMALL GROUP OF CUSTOMERS WHO HAVE NO MINIMUM PURCHASE OBLIGATIONS.

    We depend on a small group of customers for a substantial portion of our net revenues. In 1996, 1997 and 1998, we derived 39.2%, 40.1% and 35.3%, respectively, of our net revenues from sales to our five largest packaging and test customers, with 23.5%, 23.4% and 20.6% of our net revenues, respectively, derived from sales to Intel Corporation. In addition, during 1998, we derived 7.4% of our net revenues from wafer fabrication services, and we derived all of these revenues from Texas Instruments, Inc. ("Texas Instruments"). Our ability to maintain close, satisfactory relationships with these customers is important to the ongoing success and profitability of our business. We expect that we will continue to be dependent upon a small number of customers for a significant portion of our revenues in future periods.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS -- WE DEPEND ON OUR FACTORIES IN KOREA AND THE PHILIPPINES. MANY OF OUR CUSTOMERS' OPERATIONS ARE ALSO LOCATED OUTSIDE OF THE U.S.

    We provide packaging and test services through our three factories located in the Philippines. We source additional packaging and test services from four factories located in Korea and owned by ASI, including K4, pursuant to a supply agreement with ASI. We also source wafer fabrication services from a wafer foundry located in Korea and owned by ASI. In addition, many of our customers' operations are located outside the U.S. The following are risks inherent in doing business internationally:

N regulatory limitations imposed by foreign governments;

N fluctuations in currency exchange rates;

N political risks;

N disruptions or delays in shipments caused by customs brokers or government agencies;

N unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

N difficulties in staffing and managing foreign operations; and

N potentially adverse tax consequences resulting from changes in tax laws.

    In addition to the risks listed above, our operations in Korea and the Philippines are subject to certain country-specific risks described below.

Risks Associated with Our Operations in Korea

    Historically, we have derived a significant percentage of our net revenues from sales of services performed for us by ASI in Korea. Our operations in Korea following the Acquisition and ASI's operations are subject to risks inherent to operating in Korea. While our revenues in Korea will be demoninated in U.S. dollars, our labor costs and some of our operating costs will be denominated in won. Substantially all of ASI's revenues and a significant portion of its debt and capital lease obligations are denominated in U.S. dollars, while its labor and some operating costs are denominated in won. Fluctuations in the foreign exchange rate will affect both our company's and ASI's financial results. When we make the first installment of our equity investment in ASI and report ASI's results in our financial statements using the equity method of accounting, our financial results will be further affected by foreign exchange fluctuations.

    Beginning in late 1997 and continuing into 1998, Korea experienced severe economic instability as well as devaluation of the Korean won relative to the U.S. dollar. The exchange rate as of December 31, 1996 was W884 to $1.00 as compared to W1,415 to $1.00 as of December 31, 1997 and W1,207 to $1.00 as of December 31, 1998. The depreciation of the won relative to the U.S. dollar has increased the cost of importing goods and services into Korea. In addition, the value in won of Korea's public and private sector debt denominated in U.S. dollars and other foreign currencies has also increased significantly. These developments in turn led to sharply higher domestic interest rates and reduced opportunities for refinancing or refunding maturing debts. As a result of these difficulties, financial institutions in Korea have limited their lending in particular to highly leveraged companies. Future economic instability in Korea could have a material adverse effect on our company's and ASI's business and financial condition.

    Relations between Korea and the Democratic People's Republic of Korea ("North Korea") have been tense over most of Korea's history. Incidents affecting relations between the two Koreas continually occur. If the level of tensions with North Korea increases or changes abruptly, both our company's and ASI's businesses could be harmed.

Risks Associated with Our Operations in the Philippines

    Although the political situation and the general state of the economy in the Philippines has stabilized in recent years, each has historically been subject to significant instability. Most recently, the devaluation of the Philippine peso relative to the U.S. dollar beginning in July 1997 led to economic instability in the Philippines. Any future economic or political disruptions or instability in the Philippines could have a material adverse effect on our business.

    Because the functional currency of our operations in the Philippines is the U.S. dollar, we have recently benefited from cost reductions relating to peso-denominated expenditures, primarily payroll costs. We believe that any future devaluations of the Philippine peso will eventually lead to inflation in the Philippines, which could offset any savings achieved to date.

RISKS ASSOCIATED WITH OUR ACQUISITION OF K4 -- THE ACQUISITION OF K4 REPRESENTS A MAJOR COMMITMENT OF OUR CAPITAL AND MANAGEMENT RESOURCES.

    Our acquisition of K4 will require our management to devote a significant portion of its resources to the maintenance and operation of a factory in Korea. We do not have experience in owning and operating a business in Korea. It may take time for us to learn how to comply with relevant Korean regulations, including tax, environmental and employee laws. During the transition period in which we will integrate K4 into our company, our management may not have adequate time and attention to devote to other aspects of our business, and those parts of our business could suffer. In addition, we will rely on ASI to provide us with financial, human resources and other administrative services pursuant to a transition services agreement. If ASI terminates this agreement or fails to provide us with the services we require to operate K4, our ability to operate K4 profitably could be adversely affected.

    We plan to retain and integrate up to 1,700 Korean employees currently working at K4 into our workforce, and we may face cultural difficulties until we learn how to interact with these new employees. If our K4 employees become dissatisfied working for a U.S. company, they may leave us. If we cannot find new employees to replace departing ones, our K4 operations could suffer.

MANAGEMENT OF GROWTH -- WE FACE CHALLENGES AS WE INTEGRATE NEW AND DIVERSE OPERATIONS AND TRY TO ATTRACT QUALIFIED EMPLOYEES TO SUPPORT OUR EXPANSION PLANS.

    We have experienced, and may continue to experience, growth in the scope and complexity of our operations and in the number of our employees. This growth has strained our managerial, financial, manufacturing and other resources. Future acquisitions may result in inefficiencies as we integrate new operations and manage geographically diverse operations.

    Although we believe our current controls are adequate, in order to manage our growth, we must continue to implement additional operating and financial controls and hire and train additional personnel. We have been successful in hiring and properly training sufficient numbers of qualified personnel and in effectively managing our growth. However, we cannot assure you that we will be able to continue to do so in the future. If we fail to: (1) properly manage growth, (2) improve our operational, financial and management systems as we grow or (3) integrate new factories and employees into our operations, our financial performance could be materially adversely affected.

    Our success depends to a significant extent upon the continued service of our key senior management and technical personnel, any of whom would be difficult to replace. In addition, in connection with our expansion plans, our company and ASI will be required to increase the number of qualified engineers and other employees at our respective factories in the Philippines and Korea. Competition for qualified employees is intense, and our business could be adversely affected by the loss of the services of any of our existing key personnel. Our inability to attract, retain and motivate qualified new personnel could have a material adverse effect on our business.

RISKS ASSOCIATED WITH OUR WAFER FABRICATION BUSINESS -- OUR WAFER FABRICATION BUSINESS IS SUBSTANTIALLY DEPENDENT ON TEXAS INSTRUMENTS.

    Our wafer fabrication business, which commenced operations in January 1998, depends significantly upon Texas Instruments. An agreement with ASI and Texas Instruments (the "Texas Instruments Manufacturing and Purchasing Agreement") requires Texas Instruments to purchase from us at least 40% of the capacity of ASI's wafer foundry, and under certain circumstances, Texas Instruments has the right to purchase from us up to 70% of this capacity. Texas Instruments' orders in the first half of 1998 were below required minimum purchase commitments due to market conditions and issues encountered by Texas Instruments in the transition of its products to new technology. We cannot assure you that Texas Instruments will meet its purchase obligations in the future. If Texas Instruments fails to meet its purchase obligations, our company's and ASI's businesses could be harmed.

    Texas Instruments has transferred certain of its complementary metal oxide silicon ("CMOS") process technology to ASI, and ASI is dependent upon Texas Instruments' assistance for developing other state-of-the-art wafer manufacturing processes. In addition, ASI's technology agreements with Texas Instruments (the "Texas Instruments Technology Agreements") only cover .25 micron and .18 micron CMOS process technology. Texas Instruments has not granted ASI a license under Texas Instruments' patents to manufacture semiconductor wafers for third parties. Moreover, Texas Instruments has no obligation to transfer any next-generation technology to ASI. Our company's and ASI's businesses could be harmed if ASI cannot obtain new technology on commercially reasonable terms or ASI's relationship with Texas Instruments is disrupted for any reason.

DEPENDENCE ON MATERIALS AND EQUIPMENT SUPPLIERS -- OUR BUSINESS MAY SUFFER IF THE COST OR SUPPLY OF MATERIALS OR EQUIPMENT ADVERSELY CHANGES.

    We obtain from vendors the materials and equipment required for both the packaging and test services performed by our factories and the packaging and test services performed for us by ASI. We source most of our materials, including critical materials such as leadframes and laminate substrates, from a limited group of suppliers. Furthermore, we purchase all of our materials on a purchase order basis and have no long-term contracts with any of our suppliers. Our business may be harmed if we cannot obtain materials and other supplies from our vendors: (1) in a timely manner, (2) in sufficient quantities, (3) in acceptable quality and (4) at competitive prices.

RAPID TECHNOLOGICAL CHANGE -- OUR BUSINESS WILL SUFFER IF WE CANNOT KEEP UP WITH TECHNOLOGICAL ADVANCES IN OUR INDUSTRY.

    The complexity and breadth of both semiconductor packaging and test services and wafer fabrication are rapidly changing. As a result, we expect that we will need to offer more advanced package designs and new wafer fabrication technology in order to respond to competitive industry conditions and customer requirements. Our success depends upon the ability of our company and ASI to develop and implement new manufacturing process and package design technologies. The need to develop and maintain advanced packaging and wafer fabrication capabilities and equipment could require significant research and development and capital expenditures in future years. In addition, converting to new package designs or process methodologies could result in delays in producing new package types or advanced wafer designs that could adversely affect our ability to meet customer orders.

    Technological advances also typically lead to rapid and significant price erosion and may make our existing products less competitive or our existing inventories obsolete. If we cannot achieve advances in package design and wafer fabrication technology or obtain access to advanced package designs and wafer fabrication technology developed by others, our business could suffer.

COMPETITION -- WE MUST COMPETE AGAINST LARGE AND ESTABLISHED COMPETITORS IN BOTH THE PACKAGING AND TEST SEGMENT AND THE WAFER FABRICATION BUSINESS.

    The independent semiconductor packaging and test market is very competitive. This sector is comprised of approximately 40 companies, and approximately 15 of these companies had sales of $100 million or more in 1998. We face substantial competition from established packaging and test service providers primarily located in Asia, including companies with significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities. Such companies have also established relationships with many large semiconductor companies that are current or potential customers of our company. On a larger scale, we also compete with the internal semiconductor packaging and test capabilities of many of our customers.

    The independent wafer fabrication business is also highly competitive. Our wafer fabrication services compete primarily with independent semiconductor wafer foundries, including those of Chartered Semiconductor Manufacturing, Inc., Taiwan Semiconductor Manufacturing Company, Ltd. and United Microelectronics Corporation. Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities and has been operating for some time. Many of these companies have also established relationships with many large semiconductor companies that are current or potential customers of our company.

    If we cannot compete successfully in the future against existing or potential competitors, our operating results would suffer.

ENVIRONMENTAL REGULATIONS -- FUTURE ENVIRONMENTAL REGULATIONS COULD PLACE ADDITIONAL BURDENS ON THE MANUFACTURING OPERATIONS OF OUR COMPANY OR ASI.

    The semiconductor packaging process uses chemicals and gases and generates byproducts that are subject to extensive governmental regulations. For example, we produce liquid waste when silicon wafers are diced into chips with the aid of diamond saws, then cooled with running water. Federal, state and local regulations in the United States, as well as environmental regulations in Korea and the Philippines, impose various controls on the storage, handling, discharge and disposal of chemicals used in our company's and ASI's manufacturing processes and on the factories occupied by our company and ASI. We believe that our activities, as well as those of ASI, conform to present environmental and land use regulations applicable to our respective operations.

    Increasingly, however, public attention has focused on the environmental impact of semiconductor manufacturing operations and the risk to neighbors of chemical releases from such operations. In the future, applicable land use and environmental regulations may: (1) impose upon our company or ASI the need for additional capital equipment or other process requirements, (2) restrict our company's or ASI's ability to expand our respective operations, (3) subject our company or ASI to liability or (4) cause our company or ASI to curtail our respective operations.

PROTECTION OF INTELLECTUAL PROPERTY -- WE MAY BECOME INVOLVED IN INTELLECTUAL PROPERTY LITIGATION.

    We currently hold 43 U.S. patents, and we also have 89 pending patents. We expect to continue to file patent applications when appropriate to protect our proprietary technologies, but we cannot assure you that we will receive patents from pending or future applications. However, we believe that our continued success depends primarily on factors such as the technological skills and innovation of our personnel rather than on our patents. In addition, any patents we obtain may be challenged, invalidated or circumvented and may not provide meaningful protection or other commercial advantage to us.

    We may need to enforce our patents or other intellectual property rights or to defend our company against claimed infringement of the rights of others through litigation, which could result in substantial cost and diversion of our resources. If we fail to obtain necessary licenses or if we face litigation relating to patent infringement or other intellectual property matters, our business could suffer.

    Although we are not currently a party to any material litigation, the semiconductor industry is characterized by frequent claims regarding patent and other intellectual property rights. If any third party makes a valid claim against our company or ASI, our company or ASI could be required to: (1) discontinue the use of certain processes, (2) cease the manufacture, use, import and sale of infringing products, (3) pay substantial damages, (4) develop non-infringing technologies or (5) acquire licenses to the technology we had allegedly infringed. Our business, financial condition and results of operations could be materially and adversely affected by any of these negative developments.

    In addition, Texas Instruments has granted ASI very limited licenses under the Texas Instruments Technology Agreements, including a license under Texas Instruments' trade secret rights to use Texas Instruments' technology in connection with ASI's provision of wafer fabrication services. However, Texas Instruments has not granted ASI a license under Texas Instruments' patents to manufacture semiconductor wafers for third parties. Furthermore, Texas Instruments has reserved the right to bring infringement claims against customers of our company or customers of ASI with respect to semiconductor wafers purchased from our company or ASI. Such customers and others could in turn subject our company or ASI to litigation in connection with the sale of semiconductor wafers produced by ASI.

CONTINUED CONTROL BY EXISTING STOCKHOLDERS -- MR. JAMES KIM AND MEMBERS OF HIS FAMILY CAN DETERMINE THE OUTCOME OF ALL MATTERS REQUIRING STOCKHOLDER APPROVAL.

    Mr. James Kim and members of his family beneficially own approximately 65.8% of our outstanding common stock. Mr. James Kim's family, acting together, will therefore effectively control all matters submitted for approval by our stockholders. These matters could include:

N the election of all of the members of our Board of Directors;

N proxy contests;

N approvals of transactions between our company and ASI or other entities in which Mr. James Kim and members of his family have an interest;

N mergers involving our company;

N tender offers; and

N open market purchase programs or other purchases of our common stock.

YEAR 2000 COMPLIANCE -- OUR BUSINESS MAY SUFFER IF OUR YEAR 2000 ("Y2K") COMPLIANCE PROGRAM FAILS TO RESOLVE ALL Y2K ISSUES.

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results.

    We have implemented a Y2K compliance program to address possible Y2K issues that may affect our business, and we are involved in the implementation of a similar Y2K compliance program for ASI. We believe that these programs are on target to bring our company and ASI into Y2K compliance. However, if these compliance programs are not successful, or if we encounter unexpected problems, our business could be harmed. Our operations could also be harmed if any material supplier, utility provider, customer or other third party with whom we deal fails to address its own Y2K issues.

    For information about the current status of our Y2K readiness and potential costs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

ENFORCEABILITY OF JUDGMENTS IN FOREIGN JURISDICTIONS

    Since a large portion of our assets are located outside the U.S., any judgments obtained in the U.S. against us, including judgments with respect to the payment of principal, premium, interest, offer price, redemption price or other amounts payable under the Senior Notes Indenture or the Senior Subordinated Notes Indenture, may be not collectible within the U.S. If holders of Senior Notes or holders of Senior Subordinated Notes intend to enforce a judgment obtained in the U.S. against our company's assets located outside the U.S., they may be subject to additional procedures which would not be required for enforcement of such judgment in the U.S.

                             RELATIONSHIP WITH ASI

WHO IS ANAM SEMICONDUCTOR, INC.?

    ASI is a Korean company engaged primarily in providing semiconductor packaging and test services. ASI currently operates four semiconductor packaging and test factories in Korea, including K4. ASI also operates a semiconductor wafer foundry in Korea. ASI derives substantially all of its revenues from the sale of its packaging and test services to us. ASI also derives all of its wafer fabrication revenues from the sale of services to us.

    We have a long-standing relationship with ASI. ASI was founded in 1956 by Mr. H. S. Kim, the father of Mr. James Kim, our Chairman and Chief Executive Officer. Since January 1992, in addition to his other responsibilities, Mr. James Kim has served as Chairman and a Director of ASI. For the years ended December 31, 1996, 1997 and 1998, we derived 72%, 68% and 69% of our net revenues and 51%, 42% and 49% of our gross profit from sales of services performed for us by ASI.

    In January 1998, we entered into new supply agreements with ASI. Under these agreements, we retain a first right to substantially all of its packaging and test services and the exclusive right to all of the output of its semiconductor wafer foundry. We expect to continue to purchase substantially all of ASI's packaging and test services and to purchase all of ASI's semiconductor wafer output.

THE KOREAN FINANCIAL CRISIS

    ASI has been severely affected by the economic crisis in Korea. In late 1997, Korea began to undergo a foreign currency liquidity crisis resulting in significant adverse economic circumstances and significant depreciation in the value of the won against the U.S. dollar. In order to address this situation, the government of Korea sought assistance from the International Monetary Fund and implemented a comprehensive policy intended to address the structural weaknesses in the Korean economy and financial sector. While the reform policies were intended to alleviate the economic difficulties and improve the economy over time, in the short term, they have resulted in: (1) slower economic growth,
(2) a reduction in the availability of credit, (3) an increase in interest rates, (4) an increase in taxes, (5) an increase in the rate of inflation, (6) volatility in the value of the won, (7) an increase in the number of bankruptcies of Korean corporate entities and (8) unrest resulting from a significant increase in unemployment. Although the Korean economy recovered somewhat in the latter half of 1998, these conditions and similar conditions in other countries in the Asia Pacific region continue to pose a threat to the economies of such countries and to the region as a whole.

    ASI historically operated with a significant amount of debt relative to its equity. The economic crisis in Korea led to sharply higher interest rates and significantly reduced opportunities for refinancing maturing debts. Because ASI maintained a substantial amount of short-term debt, its inability to refinance this debt created a liquidity crisis for ASI. In addition to its own leveraged financial position, ASI guarantees certain debt obligations of its affiliates, many of which have encountered financial difficulties as a result of the crisis.

ASI WORKOUT

    In October 1998, ASI announced that it had applied for and was accepted into the Korean financial restructuring program known as the "Workout." The Workout program is the result of an accord among Korean financial institutions to assist in the restructuring of Korean businesses and does not involve the judicial system.

    We expect the Workout to significantly improve the financial condition of ASI. The terms of the Workout have been approved by the constituent parties and are contained in a definitive agreement to be executed by ASI, the presiding bank of the council of ASI's creditor financial institutions and Mr. James Kim. We expect this agreement to be signed before the closing of the Transaction, and the Workout will be effective upon execution. The information setting forth the details of the Workout is based on the exchange rate of W1,207.8 to $1.00 that was in effect as of December 31, 1998. The Workout contains the following provisions:

N The creditor financial institutions will allow ASI to defer repayment on principal of ordinary loans until December 31, 2003. After December 31, 2003, ordinary loans with repayment terms will be payable through readjustment of repayment schedules in effect on October 24, 1998. For ordinary loans without repayment terms, the schedule to repay principal amounts will be determined by ASI and the creditor financial institutions at the end of such period.

N The creditor financial institutions will allow ASI to defer repayment of principal under capital leases until December 31, 1999, with payments of principal to resume under a seven-year installment plan thereafter.

N The creditor financial institutions will allow ASI to defer the maturity of its won-denominated debentures for an additional three-year term after currently scheduled maturity dates.

N The creditor financial institutions will allow ASI to make no interest payments on ordinary loans until December 31, 1999. The creditor financial institutions will add accrued interest to the principal amounts of these loans every three months.

N The creditor financial institutions will reduce interest rates on ASI's remaining outstanding won-denominated ordinary loans to 10% or the prime rate of each creditor financial institution, whichever is greater. This would reduce ASI's weighted average interest rate from 12.9% before the Workout to 10.5% after the Workout.

N The creditor financial institutions will give ASI a grace period until December 31, 2003 against enforcement of guarantees made by ASI for liabilities of ASI's affiliates. In addition, interest will not accrue on guaranteed obligations during this period.
N The creditor financial institutions will provide to ASI a short-term loan of W50 billion ($41 million) at the prime rate plus 1%, to be repaid with proceeds from the sale of K4.

N The creditor financial institutions may receive additional payments if ASI's financial performance exceeds expectations.

N For the duration of the Workout, the creditor financial institutions will be entitled to vote the ASI shares owned by Mr. James Kim and his family.

N The creditor financial institutions will convert W250 billion ($208 million) of ASI debt held by the creditor financial institutions into: (1) equity shares of ASI in the amount of W122.3 billion ($102 million), (2) five-year non-interest bearing convertible debt in the amount of W108.1 billion ($90 million) and (3) non-interest bearing loans in the amount of W19.6 billion ($16 million), provided that we make a $150 million equity investment in ASI. The conversion would take place in installments over four years, with the first installment to be made in October 1999, at a conversion rate equal to W5,000 per share, the par value of ASI's common stock. In order for the initial conversion of debt to take place in accordance with the terms of the Workout, ASI will have to undergo a series of corporate actions, including a reverse stock split, to bring the fair market value of its equity shares to a price at least equal to the par value of such shares. The conversion of ASI debt by the creditor financial institutions would coincide with each installment of our equity investment in ASI.

    We have executed a letter with ASI committing to make the equity investment in installments of $41 million in each of 1999, 2000 and 2001 and $27 million in 2002. Our commitment to invest in ASI is subject to: (1) execution of a definitive stock purchase agreement, (2) concurrent conversion of debt by the creditor financial institutions, (3) the Workout remaining in effect and (4) the supply agreements between our company and ASI remaining in effect. We would purchase the ASI shares at W5,000 per share. Because our commitment is in U.S. dollars, the number of shares we would purchase will vary based on the exchange rate of Korean won to U.S. dollars.

    Upon completion of the first installment of our equity investment in ASI and conversion of debt by the creditor financial institutions, we expect the relative equity ownership of ASI among the creditor financial institutions, the Kim family and our company to be approximately 27%, 21% and 21%, respectively, subject to the creditor financial institutions' right to vote the Kim family's stock for the duration of the Workout. Upon completion of all conversions of debt by the creditor financial institutions and all installments of our equity investment pursuant to the Workout, we expect the relative equity ownership of ASI among the creditor financial institutions, the Kim family and our company to be approximately 29%, 11% and 43%, respectively, subject to the creditor financial institutions' voting rights. Upon conversion of all of the convertible debt issued to the creditor financial institutions, which would be permitted beginning one year after the date of issuance of such debt, the ownership of ASI among the credit or financial institutions, the Kim family and our company would be approximately 43%, 9% and 34%, respectively, subject to the creditor financial institutions' voting rights.

    The creditor financial institutions have the right to terminate or modify the Workout if ASI does not fulfill the terms of the Workout, including meeting certain financial targets. If the creditor financial institutions subsequently terminate the Workout, the creditor financial institutions could reinstate and enforce the original terms of ASI's debt, including accelerating ASI's obligations and pursuing ASI's guarantees of its affiliates' debt. If this were to occur, ASI's and our businesses would be harmed.

RELATIONSHIP WITH ASI FOLLOWING THE WORKOUT AND THE ACQUISITION OF K4

    We expect ASI to continue to be important to our business in the future. Under our supply agreements with ASI, we have a first right to substantially all of the packaging and test services of ASI and the exclusive right to all of the wafer output of ASI's wafer foundry. The supply agreements have a five-year term, expiring December 31, 2002, and may be terminated by either party upon five years' written notice after completion of the initial five year term. The supply agreements may also be terminated upon breach or insolvency of either party. We expect to continue to have certain contractual and other business relationships with ASI, including those under the supply agreements. The supply agreements generally provide for continued cooperation between our company and ASI in research and development, as well as cross-licensing of intellectual property rights. The supply agreements also provide for continued capital investment by ASI based on our forecasts. It is not certain whether the Workout will be sufficient to allow ASI to continue to provide services to our company at current levels or to obtain funds for capital expansion.

    Concurrent with the completion of the Acquisition, we will enter into a transition services agreement and an intellectual property licensing agreement with ASI.

    Our company and ASI will also continue to have close ties due to our overlapping ownership and management. We expect that Mr. James Kim will continue to serve as Chairman of ASI and as our Chairman and Chief Executive Officer. The Kim family currently beneficially owns approximately 65.8% of our outstanding common stock and approximately 40.7% of ASI's common stock. Both our investment in ASI and the conversion of debt to equity will substantially decrease the Kim Family's ownership in ASI. Furthermore, for the duration of the Workout, the creditor financial institutions will be entitled to vote the ASI shares owned by Mr. James Kim and his family. Even though the Kim family's ownership of ASI will be reduced and the voting rights in their ASI shares assigned to the creditor financial institutions, we believe that the Kim family will continue to exercise significant influence over our company, ASI and its affiliates. We have also entered into agreements with ASI and Texas Instruments relating to our wafer fabrication business. We may engage in other transactions with ASI from time to time that are material to us.

ASI CONSOLIDATED CONDENSED FINANCIAL INFORMATION

    The following is a summary of the audited consolidated financial information pertaining to ASI. The financial information is prepared in accordance with Korean GAAP, which differs significantly from U.S. GAAP. U.S. GAAP financial statements are not available.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
                                                                   (IN MILLIONS)
INCOME STATEMENT DATA:
Sales.......................................................  W1,786,457    W2,547,326
    Gross profit............................................     279,186       201,926
    Operating income........................................     176,028        77,734
Interest expense, net.......................................     113,066       313,971
Foreign exchange (gains) losses, net, loss from forward
  contract and amortization of deferred charges.............     345,232      (182,958)
Gains from sale of investments..............................       3,473        89,397
Loss on valuation of inventories............................         724        24,150
Other, net..................................................      12,192        11,041
                                                              ----------    ----------
        Total non-operating (income) expense, net...........     467,741        76,807
                                                              ----------    ----------
    Ordinary income (loss) before income taxes and
     extraordinary items....................................    (291,713)          927
Income tax..................................................       7,922         2,063
Extraordinary losses, net...................................       1,039       193,571
Minority interests..........................................      (1,206)      (72,049)
Equity in losses of affiliates..............................      49,261        18,830
                                                              ----------    ----------
    Net loss................................................  W (348,729)   W (141,488)
                                                              ==========    ==========
OTHER FINANCIAL DATA:
Depreciation expense........................................   W 137,989     W 311,461

                                                                    DECEMBER 31
                                                              ------------------------
                                                                 1997          1998
                                                              ----------    ----------
                                                                   (IN MILLIONS)
BALANCE SHEET DATA (AT END OF PERIOD):
  ASSETS
  Cash and bank deposits....................................    W215,024       W37,969
  Trade accounts and notes receivable, net..................     189,522       144,501
  Inventories...............................................     260,302       183,786
  Short-term loans to affiliates............................      62,846       188,188
  Other current assets......................................     179,119        95,921
                                                              ----------    ----------
    Total current assets....................................     906,813       650,365
                                                              ----------    ----------
  Property, plant and equipment, net........................   2,159,466     2,284,263
  Investments...............................................     121,880        72,136
  Long-term trade accounts receivable.......................     203,739        18,876
  Other long-term assets....................................     544,132       276,656
                                                              ----------    ----------
    Total long-term assets..................................   3,029,217     2,651,931
                                                              ----------    ----------
        Total assets........................................  W3,936,030    W3,302,296
                                                              ==========    ==========
  LIABILITIES AND SHAREHOLDERS' EQUITY
  Short-term borrowings.....................................  W1,720,916    W1,351,919
  Current maturities of long-term debt......................     120,913       249,526
  Provision for loss contingencies related to affiliate
    companies...............................................          --       190,000
  Other current liabilities.................................     282,653       270,895
                                                              ----------    ----------
    Total current liabilities...............................   2,124,482     2,062,340
                                                              ----------    ----------
  Long-term debt, net of current maturities.................     736,784       494,867
  Long-term obligations under capital leases................     861,813       661,286
  Other long-term liabilities...............................     111,017       112,938
                                                              ----------    ----------
    Total long-term liabilities.............................   1,709,614     1,269,091
                                                              ----------    ----------
    Total liabilities.......................................   3,834,096     3,331,431
                                                              ----------    ----------
  Minority interests in consolidated subsidiaries...........      25,160        21,538
  Shareholders' equity(deficit).............................      76,774       (50,673)
                                                              ----------    ----------
    Total liabilities and shareholders' equity (deficit)....  W3,936,030    W3,302,296
                                                              ==========    ==========

    Beginning in late 1997 and continuing into 1998, Korea experienced severe economic instability as well as devaluation of the Korean won relative to the U.S. dollar. The exchange rate as of December 31, 1996, was W884 to $1.00 as compared to W1,415 to $1.00 as of December 31, 1997 and W1,207 to $1.00 as of December 31, 1998. No representation is made that the won or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or won, as the case may be, at any particular rate or at all.

    A significant amount of the current and long-term liabilities of ASI are denominated in U.S. dollars and other foreign currencies. At December 31, 1998, the amount of U.S. dollar and other foreign currency denominated short-term borrowings, current maturities of long-term debt, long-term debt (net of current maturities) and capital lease obligations were W436 billion, W35 billion, W103 billion and W686 billion, respectively. A substantial amount of ASI's revenues are denominated in U.S. dollars which mitigates ASI's exposure to currency fluctuations.

    As of December 31, 1998, ASI was contingently liable under guarantees in respect of debt of ASI's affiliates in the Anam Group in the aggregate amount of approximately W455 billion. If any affiliates of ASI were to fail to make interest or principal payments or otherwise default under their debt obligations then, pursuant to the Workout, creditors could not seek to enforce the guarantees provided by ASI until December 31, 2003.

Item 5. OTHER EVENTS

        On April 21, 1999 Amkor Technlogy, Inc. issued a press release relating to its financial results for the quarter ended March 31, 1999. The text of this release is attached hereto as Exhibit 99.1.

Item 7. FINANCIAL STATEMENTS AND EXHIBITS.

        The following financial statements and exhibits are filed as part of this Report:

        (a) Financial statements of business acquired, prepared pursuant to Rule 3-05 of Regulation S-X.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
          KWANGJU PACKAGING BUSINESS (K4) OF ANAM SEMICONDUCTOR, INC.

                                                              PAGE
                                                              ----

Report of Independent Accountants (Samil Accounting
  Corporation)..............................................  36
Statements of Net Assets (Liabilities) -- As of December 31,
  1997 and 1998.............................................  37
Statements of Operations for the years ended December 31,
  1996, 1997 and 1998.......................................  38
Statements of Changes in Net Assets (Liabilities) for the
  years ended December 31, 1996, 1997 and 1998..............  39
Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998.......................................  40
Notes to Financial Statements...............................  41

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Anam Semiconductor, Inc.

    We have audited the accompanying statements of net assets (liabilities) of the Kwangju Packaging Business of Anam Semiconductor, Inc. (the "Kwangju Packaging Business" and "Anam") as of December 31, 1997 and 1998 and the related statements of operations, changes in net assets (liabilities) and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Kwangju Packaging Business's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Kwangju Packaging Business as of December 31, 1997 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles in the United States.

    As discussed in Note 1 to the accompanying financial statements, the Kwangju Packaging Business's revenues are generated primarily from semiconductor packaging and test services provided to Amkor Technology Inc. ("Amkor") pursuant to supply agreements. The Kwangju Packaging Business is dependent upon this support from Amkor.

    As discussed in Note 3 to the accompanying financial statements, the operations of the Kwangju Packaging Business, and those of similar companies in the Republic of Korea, have been significantly affected, and will continue to be affected for the foreseeable future, by the country's unstable economy caused in part by the currency volatility in the Asia Pacific region.

    As more fully described in Note 4 to the accompanying financial statements, on October 23, 1998, Anam entered into the Korean financial restructuring program known as the "Workout Program". On February 23, 1999, Anam was granted certain economic concessions through the Workout Program which was approved by Anam's creditors committee.

                                      SAMIL ACCOUNTING CORPORATION

February 10, 1999 except for Note 4
as to which the date is March 18, 1999
Seoul, Korea

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

                     STATEMENTS OF NET ASSETS (LIABILITIES)

                                     ASSETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                1997            1998
                                                              --------        --------
                                                                   (IN THOUSANDS)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $     60        $     --
  Due from corporate........................................    13,296           2,253
  Trade accounts receivable.................................     1,221           2,615
  Other accounts receivable.................................     2,420             745
  Inventories...............................................     1,165           1,762
  Advances..................................................       201           1,399
  Prepaid expenses..........................................     1,570             712
                                                              --------        --------
        Total current assets................................    19,933           9,486
Property, plant and equipment, net..........................   485,170         469,392
Due from corporate..........................................    13,922             401
Other.......................................................       442             639
        Total assets........................................  $519,467        $479,918
                                                              ========        ========
                                     LIABILITIES
CURRENT LIABILITIES:
  Corporate borrowings......................................  $247,575        $277,962
  Current maturities of long-term borrowings and installment
    payable.................................................    17,158          17,492
  Trade accounts payable....................................     7,244           7,752
  Other accounts payable....................................    16,089              --
  Accrued expenses..........................................    12,956           7,171
  Other current liabilities.................................       185             385
                                                              --------        --------
        Total current liabilities...........................   301,207         310,762
Corporate borrowings........................................    96,257         107,573
Long-term borrowings........................................    91,081          75,890
Long-term installment payable...............................     6,257           2,958
Severance benefits, net.....................................     2,871           6,967
                                                              --------        --------
        Total liabilities...................................   497,673         504,150
                                                              ========        ========
Commitments and contingencies
Net assets (liabilities)....................................  $ 21,794        $(24,232)
                                                              ========        ========

   The accompanying notes are an integral part of these financial statements.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

                            STATEMENTS OF OPERATIONS

                                                                     FOR THE YEAR ENDED
                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                1996        1997        1998
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
Sales.......................................................  $    274    $ 50,882    $ 90,986
Cost of sales...............................................    10,655      55,389      77,790
                                                              --------    --------    --------
Gross profit................................................   (10,381)     (4,507)     13,196
Operating expenses
  Selling and administrative expenses.......................     3,879       8,241       7,200
  Research and development..................................     1,099       1,491       1,166
                                                              --------    --------    --------
Operating income (loss).....................................   (15,359)    (14,239)      4,830
                                                              --------    --------    --------
Non-operating income (expenses):
    Interest income.........................................    12,030      13,641       3,575
    Interest expense........................................   (50,052)    (43,218)    (47,626)
    Foreign exchange gains (losses), net....................     7,239     117,424     (61,699)
    Gain (loss) from forward contracts......................        (5)     (8,208)      6,494
    Other...................................................      (216)       (176)        271
                                                              --------    --------    --------
                                                               (31,004)     79,463     (98,985)
Income (loss) before income taxes...........................   (46,363)     65,224     (94,155)
Income taxes provision (benefit)............................    (2,176)      2,364          --
                                                              --------    --------    --------
Net income (loss)...........................................  $(44,187)   $ 62,860    $(94,155)
                                                              ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

               STATEMENTS OF CHANGES IN NET ASSETS (LIABILITIES)

                                                                  (IN THOUSANDS)
BALANCE, JANUARY 1, 1996....................................         $  4,062
Net loss....................................................          (44,187)
Net capital contribution....................................           23,967
                                                                     --------
BALANCE, DECEMBER 31, 1996..................................          (16,158)
Net income..................................................           62,860
Net capital distribution....................................          (24,908)
                                                                     --------
BALANCE, DECEMBER 31, 1997..................................           21,794
Net loss....................................................          (94,155)
Net capital contribution....................................           48,129
                                                                     --------
BALANCE, DECEMBER 31, 1998..................................         $(24,232)
                                                                     ========

   The accompanying notes are an integral part of these financial statements.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

                            STATEMENTS OF CASH FLOWS

                                                                     FOR THE YEAR ENDED
                                                                        DECEMBER 31,
                                                              --------------------------------
                                                                1996        1997        1998
                                                              ---------   ---------   --------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (44,187)  $  62,860   $(94,155)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation..............................................      7,411      26,545     42,774
  Provision for severance benefits, net.....................      1,812       1,052      4,096
  Foreign exchange losses(gains), net.......................     (7,239)   (117,424)    61,699
  Loss (gain) from forward contracts........................          5       8,208     (6,494)
  Deferred income taxes.....................................     (2,176)      2,370         --
Changes in operating assets and liabilities:
  Increase in trade accounts receivable.....................         (4)     (1,217)    (1,394)
  Decrease (Increase) in other accounts receivable..........      2,770         (60)     1,675
  Increase in inventories...................................       (157)     (1,008)      (597)
  Increase in advances......................................         --        (201)    (1,198)
  Decrease (Increase) in prepaid expenses...................     (2,029)        776        858
  Decrease (Increase) in due from corporate.................     (6,433)      4,722      2,309
  Increase in trade accounts payable........................      3,444       3,800        508
  Increase (Decrease) in accrued expenses...................     13,517      (9,904)       709
  Increase (Decrease) in other current liabilities..........        454        (275)       200
                                                              ---------   ---------   --------
        Net cash provided by (used in) operating
        activities..........................................    (32,812)    (19,756)    10,990
                                                              ---------   ---------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Corporate activities, net.................................   (156,482)     94,494     27,885
  Acquisition of property, plant and equipment..............   (288,153)   (131,767)   (26,996)
  Decrease (Increase) in other assets.......................     (2,239)      1,840       (197)
                                                              ---------   ---------   --------
        Net cash provided by (used in) investing
        activities..........................................   (446,874)    (35,433)       692
                                                              ---------   ---------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Corporate borrowings, net.................................    281,562     111,587     (1,017)
  Repayment of current maturities long-term borrowings and
    installment payable.....................................     (8,789)     (7,437)   (20,800)
  Decrease in other accounts payable........................    (10,608)    (22,669)   (16,089)
  Increase in long-term borrowings..........................    193,195      22,079         --
  Repayment of long-term borrowings.........................         --          --    (35,644)
  Net capital contribution (distribution)...................     23,967     (24,908)    48,129
                                                              ---------   ---------   --------
        Net cash provided by (used in) financing
        activities..........................................    479,327      78,652    (25,421)
                                                              ---------   ---------   --------
EFFECT OF EXCHANGE RATE CHANGES
  ON CASH AND CASH EQUIVALENTS..............................        383     (23,427)    13,679
                                                              ---------   ---------   --------
(DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS..........................................         24          36        (60)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR.........................................         --          24         60
                                                              ---------   ---------   --------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR...............................................  $      24   $      60   $     --
                                                              =========   =========   ========
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $  16,463   $  23,186   $ 19,279
                                                              =========   =========   ========

   The accompanying notes are an integral part of these financial statements.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1998

1.  BUSINESS AND BASIS OF PRESENTATION:

Business and Organization --

    Kwangju Packaging Business ("K4"), established in October 1996, is a provider of semiconductor packaging and test services. K4 is located in the Republic of Korea and is one of the four semiconductor packaging and testing factories owned and operated by Anam Semiconductor, Inc. ("Anam"). Anam's semiconductor packaging and test facilities, including K4, operate primarily for Amkor Technology, Inc. ("Amkor"), a United States affiliate. K4 packages and tests integrated circuits from wafers provided by Amkor Technology, Inc. (the "Packaging Service") pursuant to supply agreements (the "Supply Agreements") with Amkor. Consequently, substantially all of K4's revenues are derived from Packaging Services provided to Amkor pursuant to the Supply Agreements. See Footnote 2, "Related Party Activity."

    The businesses of Anam and Amkor have been inter-related for many years and are under the common ownership by Mr. H. S. Kim and his family. Mr. H.S. Kim currently serves as Anam's honorary chairman and representative director of Anam and his eldest son, Mr. James Kim serves as Amkor's chairman and chief executive officer. Mr. James Kim also serves as a director of Anam and as the chairman of the Anam Group, consisting principally of companies in the Republic of Korea in the electronics industries. As of December 31, 1998, Mr. Kim and his family owned approximately 40.7% of the outstanding common stock of Anam and 65.8% of the outstanding common stock of Amkor.

    On December 30, 1998 Amkor signed an agreement with Anam to acquire the operating assets of Kwangju Packaging Business for up to $600 million in cash, plus the assumption of up to $7 million in liabilities, which was approved by Anam shareholders on February 3, 1999.

    The closing of this acquisition is dependent upon a number of conditions, including the approval of Amkor's board of directors following satisfactory completion of due diligence by Amkor, arranging financing of up to $600 million on terms satisfactory to Amkor, receipt by Amkor of a satisfactory fairness opinion, approval of the workout plan by Anam's large bank creditors as disclosed in Note 3 and receipt by Amkor of certain tax exemptions in the Republic of Korea in connection with the future operations of K4.

Basis of Presentation --

    The Securities and Exchange Commission in Staff Accounting Bulletin Number 55, requires that historical financial statements of a subsidiary, division, or lesser business component of another entity include certain expenses incurred by the parent on its behalf. These expenses generally include, but are not limited to, officer and employee salaries, rent, or depreciation, advertising, accounting and legal services, other selling, general and administrative expenses and other such expenses. These financial statements include such expenses and services.

    These financial statements present the assets, liabilities and results of operations of K4. Because K4 did not previously prepare separate financial statements, these financial statements were derived by extracting the assets, liabilities and results of operations of K4 from the corresponding Anam accounts. As a result, the carved out financial statements contain allocations of certain Anam assets, liabilities, revenues and expenses attributable to K4 deemed reasonable by management to present K4 on a stand-alone basis. Although management is unable to estimate the actual benefits which would have been realized and costs which would have been incurred had the respective transactions been executed with independent third parties, the allocation methodologies described below and within the respective notes to financial statements, where appropriate, are considered reasonable by management.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

    The financial position and results of operations of K4 may, however, differ from the results which may have been achieved had K4 operated as an independent legal entity. Additionally, future expenses incurred as an independent entity may not be comparable to the historical levels.

    The statement of changes in net assets (liabilities) presents the net income
(loss) of the business and the net capital contribution (distribution) assumed to have been made by or to Anam.

    The carved out financial statements are presented in accordance with generally accepted accounting principles of the United States of America.

    All amounts in this financial statements have been presented in thousands of U.S. dollars, unless otherwise stated.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    The significant accounting policies followed by K4 in the preparation of its financial statements are summarized below.

Allocations --

    The financial statements reflect the assets, liabilities, revenue and expenses that were directly related to K4 as it operated within Anam. In cases involving assets and liabilities not specifically identifiable to any particular facility, a portion of such items were allocated to K4 based on assumptions that management considered reasonable in the circumstances.

    Anam uses a centralized approach to cash management and the financing of its operations. Cash and cash equivalents, marketable securities, bank and other loan guarantee deposits and debt not specifically identifiable to the operations of any particular facility were allocated to K4 based on asset and debt ratio of Anam as of the beginning of 1995. The balances of these accounts at the end of each subsequent period reflect the beginning allocated balance plus the net cash inflow and outflow during the year as it related to K4. Interest expense on attributed debt was allocated to K4 by applying the average interest rates applicable to each factory. Interest income for K4 was determined based on the allocated portion of actual interest earned on such investments which are included in the account, due from corporate.

    The statements of operations include management's estimates of all of the costs of doing business, including specific corporate costs of K4 and certain allocated costs incurred by Anam on K4's behalf including finance, human resources, strategic planning, legal, accounting and tax. These allocations were based on a variety of factors including, for example, the number of employees, estimates of usage and revenues. Research and development expenses were allocated based on the ratio of K4's property, plant and equipment to that of Anam's.

    K4 participated in certain centralized foreign currency and interest rate risk management functions of Anam. As part of these activities, derivative financial instruments were utilized to manage risks generally associated with foreign currency and interest rate volatility. Although K4 is not contractually obligated under these arrangements, the statements of operations reflect the allocated benefits and costs from these functions. Such allocations were based on net sales of each individual operating facility.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

Related Party Arrangements --

    The businesses of Anam and Amkor have been inter-related for many years by virtue of the Supply Agreements (See Note 1), family ties between their respective shareholders and management, financial relationships, coordination of product and operating plans, joint research and development activities and shared intellectual property rights. The Supply Agreements between Anam (including K4) and Amkor govern the responsibility and the performance of Packaging Services by Anam on behalf of Amkor and Amkor on behalf of Anam.

    Under the Supply Agreements, Anam has granted to Amkor a first right to substantially all of the Packaging Services capacity of Anam. Amkor, in return, is responsible for sales of Anam's Packaging Services and is obligated to actively and diligently market the Anam Packaging Services to potential and existing customers. Pursuant to long-standing arrangements between Anam and Amkor, all sales from Anam to Amkor are made through Anam USA ("A-USA"), a wholly owned financing subsidiary of Anam. Pursuant to the Supply Agreements, Amkor reimburses A-USA for the financing costs incurred by it in connection with trade financing provided to Amkor. The Supply Agreements also provide that Amkor-Anam, Inc., a subsidiary of Amkor, provide raw material procurement and related services to Anam on a fee basis.

    Under the Supply Agreements, pricing arrangements relating to the Packaging Services provided by Anam to Amkor are subject to quarterly review and adjustment on the basis of factors such as changes in the semiconductor market, forecasted demand, product mix, capacity utilization and fluctuations in exchange rates as well as the mutual long-term strategic interest of Amkor and Anam. The Supply Agreements dated January 1, 1998 have a five-year term and may be terminated by the parties thereto upon five years' written notice at any time after expiration of such initial five-year term.

Use of Estimates --

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The most significant estimates and assumptions relate to allowance for uncollectable accounts receivable, depreciation and product warranty liability. Actual results could differ from these estimates.

Cash and Cash Equivalents --

    Cash and cash equivalents includes cash on hand and cash in bank accounts with original maturities of three months or less.

Financial Instruments --

    The amounts reported for cash and cash equivalents, trade accounts receivable, other assets, trade accounts payable, accrued and other liabilities and corporate borrowings and long-term borrowings and accounts payable approximate fair value due to their short maturities or interest rates which approximate market rates. Obligations due to or receivables from related parties have no ascertainable fair value as no market exists for such instruments.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

Allowance for Doubtful Accounts --

    K4 provides an allowance for doubtful accounts receivable based on the aggregate estimated collectibility of accounts receivable.

Inventories --

    Inventories, which primarily consist of raw materials and supplies are stated at the lower of cost or market, cost being determined by the weighted average method, except for materials in-transit, for which cost is determined using the specific identification method. K4 holds product on consignment from its customers while services are being performed.

Property, Plant and Equipment --

    Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as set forth below :

                                                      ESTIMATED USEFUL LIVES
                                                      ----------------------
Buildings...........................................      15 - 25 years
Machinery and equipment.............................       2 -  6 years
Tools...............................................       3 -  5 years
Furniture and fixtures..............................       3 -  6 years
Vehicles............................................       2 -  6 years

    Upon retirement or other disposal of fixed assets, the costs and related accumulated depreciation or amortization are eliminated from the accounts, and any resulting gain or loss is reflected in income for the period.

    Routine maintenance and repairs are charged to expense as incurred. Expenditures which enhance the value or materially extend the useful lives of the related assets are capitalized.

    Interest expense incurred during the construction period of assets on funds borrowed to finance construction is capitalized. Capitalized interest costs for the year ended December 31, 1997 and 1998 approximate $1,678 and $1,469, respectively.

Revenue recognition --

    Revenues from the sale of packaging services are recognized on the transfer of ownership upon shipment.

Research and Development Costs --

    Research and development costs are expensed as incurred.

Income Taxes --

    K4 is not a separate taxable entity for Korean or international tax purposes. Accordingly, income tax expense in the carved out financial statements has been calculated on a separate tax return basis.

    K4 accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". SFAS 109 requires an asset and liability approach for financial

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

accounting and reporting for income tax purposes. Under the asset and liability method, deferred income taxes are recognized for temporary differences, net operating loss carryforwards ("NOL") and tax credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    Investment and R&D tax credits are accounted for by the flow-through method whereby they reduce income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the carryforward account.

ACCRUED SEVERANCE BENEFITS --

    Employees and directors with one year or more of service are entitled to receive a lump-sum severance payment upon termination of their employment. The amount of the payment is based on their length of service and salary at the date of termination. The accrual for severance benefits approximates the amount required to be paid by K4 if all employees were terminated at the balance sheet date.

FOREIGN CURRENCY --

    The U.S. dollar is K4's functional currency. The accompanying financial statements are remeasured into U.S. dollars from books and records that were kept in Korean Won using the monetary/non-monetary method. Monetary assets and liabilities, such as cash, receivables, borrowings and other payables, are translated using the current exchange rate. Non-monetary assets and liabilities, such as inventory and fixed assets, are translated using historical exchange rates. Revenues and expenses are translated using average exchange rates for the period, except for items related to non-monetary assets and liabilities, which are translated using historical exchange rates. All translation gains and losses are included in determining income for the period in which exchange rates change. The exchange rates used to remeasure the financial statements as of December 31, 1996, 1997 and 1998 were as follows:

                                                   KOREAN WON TO U.S. DOLLAR
                                                   -------------------------
1996.............................................        844.20 = US$1
1997.............................................       1,695.80 = US$1
1998.............................................       1,195.80 = US$1

IMPAIRMENT OF LONG-LIVED ASSETS --

    Effective January 1, 1996, K4 adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." In accordance with this standard, management periodically evaluates the carrying value of long-lived assets to be held and used, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows are separately identifiable and less than the asset's carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived assets. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. The adoption of this new accounting standard did not have a material effect on K4's operating results or financial position.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

Concentration of Credit Risk --

    Financial instruments which potentially expose K4 to a concentration of credit risk consist primarily of cash and cash equivalents and trade receivables.

    It is K4's practice to place its cash and cash equivalents in various financial institutions located in Korea so as to limit the amount of credit exposure to any one financial institution. Deposits in these banks may exceed the amount of insurance provided on such deposits; however, K4 is exposed to loss only to the extent of the amount of cash reflected on its balance sheet. K4 has not experienced any losses on its bank cash deposits.

    K4 performs and sells its Packaging Services exclusively for Amkor pursuant to the Supply Agreements. In 1997 and 1998, Amkor accounted for substantially all of the accounts receivable and revenues of K4. Any reduction in purchases by Amkor could have an adverse impact on K4's financial position, results of operations and cash flows.

Risks and Uncertainties --

    K4's business involves certain risks and uncertainties. Factors that could affect K4's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on a cyclical semiconductor and personal computer industry that is characterized by rapid technological changes, fluctuations in end-user demands, evolving industry standards, competitive pricing and declines in average selling prices, risks associated with foreign currencies, and enforcement of intellectual property rights. Additionally, the market in which K4 operates is very competitive. Key elements of competition in the independent semiconductor packaging market include breadth of packaging offerings, time-to-market, technical competence, design services, quality, production yields, reliability of customer service and price. Additionally, substantially all of K4's revenues are derived from Packaging Services provided to Amkor pursuant to the Supply Agreements.

Recent Accounting Pronouncements --

    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting certain items affecting changes in shareholders' equity. The adoption of this standard by K4 did not have an impact.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for disclosure about operating segments in annual financial statements and selected information in interim financial reports. It also establishes standards for related disclosures about products and services, geographic area and major customers. This statement supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". The adoption of this standard by K4 did not have an impact.

    In March 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 provides guidance on when costs related to software developed or obtained for internal use should be capitalized or expensed. The SOP is effective for transactions entered into for fiscal years beginning after December 15, 1998. K4 has reviewed the provisions of the SOP and does not believe adoption of this standard will have a material effect upon its results of operations, financial position or cash flows.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" which establishes a comprehensive standard on accounting for derivatives and hedging. It is effective for all fiscal years

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

beginning after June 15, 1999. K4 has reviewed the provisions of the SFAS No. 133 and does not believe adoption of this standard will have a material effect upon its results of operations, financial position or cash flows.

3.  UNSTABLE ECONOMIC ENVIRONMENT:

    The operations of K4, and those of similar companies in Korea, have been affected, and may continue to be affected for the foreseeable future, by the unstable economic conditions in Korea and the Asia Pacific region. Specific factors that impact these companies include volatility in the value of the Korean Won and interest rates and the general deterioration of the economies of countries in the Asia Pacific region.

4.  WORKOUT PROGRAM:

    At December 31, 1998, K4 has current liabilities in excess of current assets of approximately $301,276 and has financed its operations since inception in October 1996 primarily with debt obtained through Anam. Along with Anam, K4 is subject to high interest rates and limited availability of credit. Further, as discussed in Note 7, buildings of K4 are pledged as collateral for various loans of Anam, up to a maximum of $283,507. In addition, Anam has guaranteed certain debt obligations of its affiliates and subsidiaries, many of which have encountered similar financial difficulties as a result of the crisis.

    In response to this situation, Anam management has undertaken certain measures it considers appropriate, including: (1) disposing of K4 as discussed in Note 1; (2) placing Anam Engineering & Construction Co., Ltd. ("Anam Construction") into corporate reorganization under the Korean Corporate Reorganization Act; and (3) enlisting jointly, on October 23, 1998 Anam, Anam Electronics Co., Ltd. ("Anam Electronics") and Anam Environmental Industry Co., Ltd. ("Anam Environment") into the "Workout Program", a financial restructuring program supervised by the Korean Financial Supervisory Committee ("FSC"). The Workout Program is the result of an accord among Korean financial institutions to assist in the restructuring of Korean business enterprises. This process involves negotiations between the companies and the creditors committee represented by banks providing financing to Anam, Anam Electronics and Anam Environment and does not involve the judicial system. The Workout Program also allows the companies to resume their operations uninterrupted and does not impact debt outstanding with trade creditors.

    On February 23, 1999, the following basic conditions and terms of Anam's Workout Program were agreed to and approved by its creditors committee: (1) five-year extension of the loan repayment schedules; (2) reduction of bank loan interest rates to Korean prime rate; (3) conversion of certain outstanding bank loans of Anam approximating 122 billion Won and 108 billion Won to equity shares and convertible bonds, respectively; (4) five-year suspension of the creditor's right to demand performance on loan guarantees made by Anam on behalf of its affiliates. In agreeing to the basic restructuring terms as stated above, the approved Workout Program also requires Mr. James Kim, the chairman of the Anam Group and Anam's foreign affiliates, to make capital contributions to Anam totalling $150 million over the next four years in exchange for equity shares of Anam at par value.

    Currently a Memorandum of Understanding (the "MOU") is being prepared to document detailed conditions and terms of the Company's Workout Program, including the timing of capital contribution by Anam's foreign affiliates. Anam's Workout Program will become officially effective upon signing of the MOU between Anam and the creditors committee.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

    Anam Electronics' Workout Program was not accepted by the creditors committee. As a result, on March 18, 1999, Anam Electronics filed an application for corporate reorganization under the Korean Corporate Reorganization Act. The outcome of this event is not determinable at this time.

5.  DUE FROM CORPORATE:

    As discussed in Note 1 to these financial statements, K4 does not undertake its own cash management functions and instead relies on Anam for such activities. As such, any cash requirements are met by Anam or cash surplus is maintained by Anam. The amounts due to K4 at December 31, 1997 and 1998 represent the allocated amounts of cash and cash equivalents, marketable securities, bank deposits and related receivables which are legally entered into and maintained by Anam. The bank deposits and long-term guarantee deposits which are maintained by Anam are denominated in Korean Won, U.S. Dollars and Japanese Yen. In addition, certain of the amounts allocated to K4 are restricted given that they were deposited in connection with borrowings of Anam. Anam has purchased marketable securities for purposes other than trading. Such securities consist primarily of debt securities issued by the Korean government. K4 does not have any formalized cash management arrangements with Anam. Consequently, the amounts due from Anam have been classified as current and long-term based on the maturity dates, management's intent or restrictions of the underlying instruments.

6.  INVENTORIES:

    Inventories at December 31, 1997 and 1998 comprise the following:

                                                          THOUSANDS OF
                                                          U.S. DOLLARS
                                                        ----------------
                                                         1997      1998
                                                        ------    ------
Finished products.....................................  $    4    $  327
Semi-finished products and work in process............     142       654
Raw materials and supplies............................   1,019       781
                                                        ------    ------
                                                        $1,165    $1,762
                                                        ======    ======

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

7.  PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment at December 31, 1997 and 1998 comprise the following:

                                                        THOUSANDS OF
                                                        U.S. DOLLARS
                                                    --------------------
                                                      1997        1998
                                                    --------    --------
Buildings.........................................  $295,290    $295,690
Machinery and equipment...........................   129,084     153,655
Tools.............................................       526         571
Furniture and fixtures............................     2,247       2,367
Vehicles..........................................       105         105
                                                    --------    --------
                                                     427,252     452,388
Accumulated depreciation..........................   (38,545)    (81,319)
                                                    --------    --------
                                                     388,707     391,069
Land..............................................    52,072      52,083
Construction in progress..........................    33,256      46,208
Machinery in transit..............................    11,135          32
                                                    --------    --------
                                                    $485,170    $469,392
                                                    ========    ========

    At December 31, 1998, property, plant and equipment, other than land and certain construction in progress, were insured against fire and other casualty losses up to approximately $291,844.

    Buildings of K4 at December 31, 1998 are pledged as collateral for various loans obtained by Anam from banks, including Korea Development Bank, up to a maximum amount of $283,507 (see Notes 7 and 8).

    Property, plant and equipment under capital leases which include primarily machinery, are as follows:

                                                        THOUSANDS OF
                                                        U.S. DOLLARS
                                                     -------------------
                                                      1997        1998
                                                     -------    --------
Cost...............................................  $40,056    $ 41,124
Accumulated depreciation...........................   (5,420)    (13,556)
                                                     -------    --------
                                                     $34,636    $ 27,568
                                                     =======    ========

    The machinery under capital leases has been subject to a master lease agreement with Anam. Future minimum lease payments will be made under inter-company payments through 2004.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

8.  CORPORATE BORROWINGS:

    K4 does not undertake its own financing but has been able to benefit from the financing obtained by Anam. As of December 31, 1997 and 1998, K4 has been allocated current borrowings as follows:

                                                                    THOUSANDS OF
                                           AVERAGE ANNUAL           U.S. DOLLARS
                                           INTEREST RATE        --------------------
                                        AT DECEMBER 31, 1998      1997        1998
                                        --------------------    --------    --------
U.S. Dollar...........................           8.3%           $214,771    $128,033
Korean Won............................          12.1%             32,804     149,929
                                                                --------    --------
                                                                $247,575    $277,962
                                                                ========    ========

    Long-term debt allocated to K4 at December 31, 1997 and 1998 was as follows:

                                                                        THOUSANDS OF
                              AVERAGE          AVERAGE ANNUAL           U.S. DOLLARS
                             REMAINING         INTEREST RATE        --------------------
        CURRENCY          MATURITY PERIOD   AT DECEMBER 31, 1998      1997        1998
        --------          ---------------   --------------------    --------    --------
U.S. Dollar.............    3.06 years               6.5%           $ 54,684    $171,980
Korean Won..............    3.18 years              12.2%             41,573      35,593
                                                                    --------    --------
                                                                    $ 96,257    $107,573
                                                                    ========    ========

    Anam has entered into various types of financing arrangements including short-term working capital borrowings, six-month trade letters of credit financings, bank overdrafts, general term loans, guaranteed and non-guaranteed debentures, convertible bonds, capital lease obligations and other long-term financing. K4 does not have its own six-month trade letters of credit but benefits from such letters of credit when needed. Certain of these lines of credit and borrowings have been guaranteed by affiliates and subsidiaries of Anam.

    K4 does not have any debt sharing or other arrangements with Anam. Consequently, the amounts due to Anam have been classified as current and long-term based on the expected maturities of Anam's contractual obligations.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

9.  LONG-TERM BORROWINGS AND INSTALLMENT PAYABLE:

    Long-term borrowings and installment payable at December 31, 1997 and 1998 comprise the following:

                                                                           THOUSANDS OF
                                                   ANNUAL INTEREST         U.S. DOLLARS
                                                       RATE AT         --------------------
                                                  DECEMBER 31, 1998      1997        1998
                                                  -----------------    --------    --------
Long-term borrowings
Korea Development Bank, payable through 2004....         15.5%         $ 53,072    $ 63,675
Choheung Bank, payable through 2003.............         11.5%           35,276      13,639
Shinhan Bank, payable through 2003..............         10.3%           15,720      10,153
                                                                       --------    --------
                                                                        104,068      87,467
Less: current maturities........................                        (12,987)    (11,577)
                                                                       --------    --------
                                                                       $ 91,081    $ 75,890
                                                                       ========    ========
Long-term installment payable
Kwangju Industrial Complex, payable through
  2000..........................................         10.0%         $ 10,428    $  8,873
Less: current maturities........................                         (4,171)     (5,915)
                                                                       --------    --------
                                                                       $  6,257    $  2,958
                                                                       ========    ========

    As of December 31, 1997 and 1998, long-term borrowings are denominated in Korean Won. See Note 6 for the related collateral arrangements for K4's long-term debt.

    In June 1995, K4 entered into a land purchase agreement with the Kwangju Industrial Complex, under which K4 has acquired certain land and is obligated to pay the contracted Korean Won amount on an installment basis through 2000. K4 pays interest at 10% per annum for the remaining installment payments.

    The aggregate maturities of long-term borrowings and installment payable at December 31, 1998 are as follows:

                                                           THOUSANDS OF
                                                           U.S. DOLLARS
                                                           ------------
1999.....................................................    $17,492
2000.....................................................     14,535
2001.....................................................     16,035
2002.....................................................     25,653
2003.....................................................     16,836
Thereafter...............................................      5,789
                                                             -------
                                                             $96,340
                                                             =======

10.  FINANCIAL INSTRUMENTS:

    In the normal course of business, Anam has entered into various financial instruments, including derivative instruments for purposes other than trading. Derivative financial instruments are not entered into for speculative

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

purposes. Anam enters into foreign currency exchange contracts, including forward and swap contracts, to manage the exposure to changes in currency exchange rates, principally U.S. Dollars. The use of foreign currency forward contracts and swaps allows Anam to reduce its exposure to the risk that the eventual Korean Won cash outflows resulting from facility operating expenses, capital expenditures, local supplier purchases and debt service will be adversely affected by changes in exchange rates. Gains and losses on these foreign exchange contracts entered into by Anam and that hedge forecasted transactions are recognized in income as the exchange rates change. At December 31, 1998, the forward contracts and swap contracts under which Anam is contractually obligated expire as follows:

CURRENCY AND INTEREST SWAP --

                              CONTRACT AMOUNT    CONTRACTED     RECEIVING   PAYING      CONTRACT
            BANK              (IN THOUSANDS)    EXCHANGE RATE    RATE(%)    RATE(%)     DUE DATE
            ----              ---------------   -------------   ---------   -------   -------------
Chase Manhattan Bank              $30,000         830:US$ 1        8.25      7.00     Sept 16, 1999
Chase Manhattan Bank              $20,000         840:US$ 1        7.99      6.29     Oct 17, 1999
Korea Development Bank            $50,000         938:US$ 1        9.95      6.25     Oct 10, 2000
Shinhan Bank                      $10,000         882:US$ 1       10.20      6.90     Apr 24, 2000
Korea Merchant Bank               $20,000         882:US$ 1       10.20      6.90     Apr 24, 2000

INTEREST SWAP --

                                    CONTRACT AMOUNT      SELLING      BUYING      CONTRACT
               BANK                  (IN THOUSAND)       RATE(%)      RATE(%)       TERMS
               ----                 ---------------   -------------   -------   -------------
Shinhan Bank                           $ 50,000       6 month LIBOR    5.705      Jul 1, 1999
Chase Manhattan Bank                   $100,000       6 month LIBOR    5.800    Sept 16, 2000

11.  SEVERANCE BENEFITS:

    Changes in accrued severance benefits for the year ended December 31, 1997 and 1998 are as follows :

                                                          THOUSANDS OF
                                                          U.S. DOLLARS
                                                        ----------------
                                                         1997      1998
                                                        ------    ------
Beginning balance.....................................  $1,819    $2,948
Provision, net of payments............................   1,129     4,584
                                                        ------    ------
Ending balance........................................   2,948     7,532
Cumulative payments to National Pension Fund..........     (77)     (565)
                                                        ------    ------
                                                        $2,871    $6,967
                                                        ======    ======

12.  COMMITMENTS AND CONTINGENCIES:

    At December 31, 1998 Anam was contingently liable for guarantees of indebtedness of subsidiaries and affiliated companies of Anam approximating $483,557.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

    At December 31, 1998, Anam provided notes and checks, including 40 blank notes and 32 blank checks, to several banks and financial institutions as collateral in relation to various borrowings and guarantees of indebtedness.

    Anam has entered into bank overdraft agreements with various banks amounting to $72,337 at December 31, 1998. Anam also has made agreements with various banks to discount notes up to an aggregate maximum amount of $266,976 at December 31, 1998.

13.  INCOME TAXES:

    K4 incurs income tax liabilities in Korean Won and based on taxable income determined in accordance with Korean generally accepted accounting principles and tax laws. The tax provision included in these financial statements reflects current tax expense and the impact of accounting for deferred taxes under the liability method. K4 does not have any formalized tax sharing agreement with Anam.

    There is no current tax provision for the years ended December 31, 1996, 1997 and 1998. As K4 incurred operating losses for tax purposes primarily due to foreign currency exchange losses and losses on foreign currency contracts recognized under Korean tax law. In addition, for the year ended December 31, 1996, K4 was in the initial stages of production and realized minimal income.

    The deferred tax consequences of temporary differences in reporting items for financial statement and income tax purposes are recognized, if appropriate. Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including K4's ability to generate taxable income within the period during which the temporary differences reverse, the outlook for the Korean economy environment and the overall future industry outlook. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes. Such valuation allowance is reviewed periodically.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

    The income tax effect of temporary differences comprising the deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1998 is as follows:

                                                        THOUSANDS OF
                                                        U.S. DOLLARS
                                                     -------------------
                                                      1997        1998
                                                     -------    --------
Deferred tax assets:
  Corporate borrowings.............................  $16,983    $    732
  Forward contracts................................    1,457         105
  Provision for severance benefits, net............      329         705
  Loss carryforwards...............................   24,598      46,309
  Tax credit.......................................   12,828      23,279
  Other............................................      847         322
                                                     -------    --------
          Total deferred tax assets................   57,042      71,452
                                                     -------    --------
Deferred tax liabilities
  Due from corporate...............................     (302)         --
  Allowance for doubtful accounts..................     (133)         --
  Construction in progress.........................       --        (185)
                                                     -------    --------
          Total deferred tax liabilities...........     (435)       (185)
Valuation allowance................................  (56,607)    (71,267)
                                                     -------    --------
                                                     $    --    $     --
                                                     =======    ========

    At December 31, 1998, K4 has available unused operating loss carryforwards of $150,355 which may be applied against future taxable income through 2002. At December 31, 1998, K4 has available unused investment tax credits of $23,279 which may be applied against future income tax amounts through 2002.

    Realization of deferred tax assets is dependent upon taxable income within carryforward periods available under the tax laws. K4 began operations in October 1996 and was expected to generate operating income in 1997 and 1998. Management has reassesed the estimated future taxable income in light of adverse economic circumstances surrounding the Republic of Korea and has concluded that it is "more likely than not" that K4 will not realize the full benefit of deferred tax assets. Accordingly, a full valuation allowance of $56,607 and $71,267 respectively, has been recorded.

             KWANGJU PACKAGING BUSINESS OF ANAM SEMICONDUCTOR, INC.

    The statutory income tax rates, including tax surcharges, applicable to K4 for 1996, 1997 and 1998 are approximately 30.8%. The reconciliation from income taxes calculated at the statutory tax rate to the effective income tax amount for each of the periods is as follows :

                                             THOUSANDS OF U.S. DOLLARS
                                          -------------------------------
                                            1996       1997        1998
                                          --------    -------    --------
Taxes at Korean statutory tax rate......  $(14,280)   $20,089    $(29,000)
Remeasurement effect....................    (5,210)   (58,193)     21,274
Increase in valuation allowance.........    19,735     35,981      14,660
Other, net..............................    (2,421)     4,487      (6,934)
                                          --------    -------    --------
  Effective income tax provision
     (benefit)..........................  $ (2,176)   $ 2,364    $     --
                                          ========    =======    ========

14.  GEOGRAPHICAL INFORMATION:

    K4 operates in one industry segment, semiconductor packaging and test services. All of its assets are located in the Republic of Korea. For the year ended December 31, 1998, approximately 90% of sales were to the United States with the remaining 10% within the Republic of Korea. For the year ended December 31, 1997, all sales were to customers in the United States.

        (b) Pro forma financial information required pursuant to Article 11 of Regulation S-X included in this report under Item 2 under the heading "Unaudited Pro Forma Consolidated Financial Data."

        (c) Exhibits in accordance with Item 601 of Regulation S-K:

   EXHIBIT
   NUMBER                      DESCRIPTION
   ------                      -----------
     2.1     Asset Purchase Agreement between Amkor Technology Inc. and Anam
             Semiconductor Inc., dated December 30, 1998.*
    23.1     Consent of Samil Accounting Corporation.
    99.1     Press release dated April 21, 1999.


--------------------------------------------------------------------------------
* Incorporated by reference to the Company's Annual Report on Form 10-K filed March 31, 1999.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMKOR TECHNOLOGY, INC.



                                        By: ____________________________________
                                                   James Kim
                                                   Chief Executive Officer

                                        Dated:  April 25, 1999

                                INDEX TO EXHIBITS


   EXHIBIT
   NUMBER                       DESCRIPTION
   ------                       -----------
    23.1      Consent of Samil Accounting Corporation.
    99.1      Press release dated April 21, 1999.